SECOND AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

Dated as of April 1, 2008

Among

FERRO FINANCE CORPORATION

as the Seller

and

CAFCO, LLC

as the Investor

and

CITIBANK, N.A.

as a Bank

and

CITICORP NORTH AMERICA, INC.

as the Agent

and

FERRO COLOR & GLASS CORPORATION
and
FERRO PFANSTIEHL LABORATORIES, INC.

as Originators

and

FERRO CORPORATION

as Collection Agent and an Originator
TABLE OF CONTENTS

Page

SCHEDULES

SCHEDULE I SCHEDULE II	-Lock-Box Banks -Credit and Collection Policy
SCHEDULE III-A	-Approved OECD Countries
SCHEDULE III-B	-Other Approved Jurisdictions
SCHEDULE IV	-Seller UCC Information
ANNEXES

ANNEX A-1 ANNEX A-2 ANNEX A-3 ANNEX B ANNEX C ANNEX D ANNEX E ANNEX F ANNEX G	- - - - - - - - -	Form of Monthly Report
Form of Weekly Report
Form of Daily Report
Form of Lock-Box Agreement
Forms of Opinions of Counsel to the Seller
Form of Drawdown Notice
[Reserved]
Agreed Upon Procedures
Form of Collateral Advance Account Agreement

SECOND AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

Dated as of April 1, 2008

FERRO FINANCE CORPORATION, an Ohio corporation (the “Seller”), CAFCO, LLC, a Delaware limited liability company, CITIBANK, N.A., (“Citibank”), CITICORP NORTH AMERICA, INC., a Delaware corporation (“CNAI”), as agent (the “Agent”) for the Investors and the Banks (each as defined herein), FERRO COLOR & GLASS CORPORATION, a Pennsylvania corporation (“Ferro Color”), as an Originator, FERRO PFANSTIEHL LABORATORIES, INC., a Delaware corporation (“FPL”), as an Originator and FERRO CORPORATION, an Ohio corporation (“Ferro”), as Collection Agent and an Originator, agree as follows:

PRELIMINARY STATEMENT. The Seller, Ferro Electronic Materials Inc., Ferro, the Agent, the Collection Agent and CAFCO (as such terms are herein defined) entered into that certain Receivables Purchase Agreement dated as of September 28, 2000 (the “Original RPA”). The Seller, Ferro Electronic Materials Inc., Ferro, the Agent, the Collection Agent, CAFCO and Citibank, N.A., amended and restated the Original RPA pursuant to that certain Amended and Restated Receivables Purchase Agreement dated as of June  29, 2006 (as amended heretofore, the “Existing RPA”), pursuant to which Citibank, N.A. became a party to such amended and restated agreement. The Seller has acquired, and may continue to acquire, Receivables from Ferro, either by purchase or by contribution to the capital of the Seller, as determined from time to time by the Seller and Ferro. The Seller has sold and is prepared to continue to sell undivided fractional ownership interests (referred to herein as “Receivable Interests”) in the Receivables. CAFCO may, in its sole discretion, purchase such Receivable Interests, and the Banks are prepared to purchase such Receivable Interests, in each case on the terms set forth herein. The parties hereto wish to amend and restate the Existing RPA in its entirety and to add Ferro Color and FPL as parties to such amended and restated agreement. Accordingly, the parties agree that the Existing RPA is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Second Amended and Restated Receivables Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2005 Downgrade Event” means the BB Downgrade Event which occurred on June 2, 2005, as a result of the downgrade to BB by S&P of Ferro’s long term public senior unsecured non-credit-enhanced debt securities.

“2006 Downgrade Events” means (i) the BB Downgrade Event which occurred on March 20, 2006, as a result of Moody’s downgrading the long term public senior unsecured non-credit-enhanced debt securities of Ferro to B1 and then withdrawing its rating on such debt securities, and (ii) the further downgrading by S&P on March 31, 2006 of the long term public senior unsecured non-credit-enhanced debt securities of Ferro to B.

“Adjusted Eurodollar Rate” means, for any Fixed Period, an interest rate per annum equal to the rate per annum obtained by dividing (i) the Eurodollar Rate for such Fixed Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Fixed Period.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement.

“Affected Person” has the meaning specified in Section 2.08(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Affiliated Obligor” means any Obligor that is an Affiliate of another Obligor.

“Agent’s Account” means the special account (account number 4063-6695) of the Agent maintained at the office of Citibank at 399 Park Avenue, New York, New York.

“Allocation Percentage” means, at any time, the sum of the Receivable Interest percentages at such time, based on the information in the most recent Daily Report.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(i) the rate of interest announced publicly by Citibank in New York, New York, from time to time as Citibank’s base rate;

(ii) 1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; or

(iii) the Federal Funds Rate.

“Amortization Period” means the period commencing on the day following the last day of the Revolving Period and ending on the later of the Facility Termination Date and the date on which no Capital of or Yield on any Receivable Interest shall be outstanding and all other amounts owed by the Seller to the Investor, the Banks, the Agent and the Collection Agent shall be paid in full.

“Approved OECD Country” means each of the countries listed on Schedule III-A hereto, as such Schedule may be amended from time to time upon request of the Seller or the Collection Agent, with the prior written approval of the Agent. Additionally, the Agent may remove countries from such Schedule at any time, as it determines in its sole discretion, upon prior written notice to the Seller and the Collection Agent.

“Asset Purchase Agreement” means (a) in the case of any Bank other than Citibank, the asset purchase agreement entered into by such Bank concurrently with the Assignment and Acceptance pursuant to which it became party to this Agreement and (b) in the case of Citibank, the secondary market agreement, asset purchase agreement or other similar liquidity agreement entered into by Citibank or any other Eligible Assignee for the benefit of CAFCO, to the extent relating to the sale or transfer of interests in Receivable Interests.

“Assignee Rate” for any Fixed Period for any Receivable Interest means an interest rate per annum equal to the sum of the Eurodollar Rate for such Fixed Period plus the greater of (x) 1.50% per annum and (y) 0.25% per annum plus the “Applicable Margin” then applicable to “Revolving Loans” which are “LIBO Rate Loans” under the Credit Agreement (terms in this clause (y) having the meanings set forth in the Credit Agreement); provided, however, that in case of:

(i) any Fixed Period on or prior to the first day of which an Investor or Bank shall have notified the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor or Bank to fund such Receivable Interest at the Assignee Rate set forth above (and such Investor or Bank shall not have subsequently notified the Agent that such circumstances no longer exist),

(ii) any Fixed Period of one to (and including) 29 days (it being understood and agreed that this clause (ii) shall not be applicable to a Fixed Period for which Yield is to be computed by reference to the Eurodollar Rate that is intended to have a one-month duration but due solely to LIBOR interest period convention the duration thereof will be less than 30 days),

(iii) any Fixed Period as to which the Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Fixed Period, that the related Receivable Interest will not be funded by issuance of commercial paper, or

(iv) any Fixed Period for a Receivable Interest the Capital of which allocated to the Investors or the Banks is less than $500,000,

the “Assignee Rate” for such Fixed Period shall be an interest rate per annum equal to the Alternate Base Rate in effect from time to time during such Fixed Period; provided further that the Agent and the Seller may agree in writing from time to time upon a different “Assignee Rate”.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank and an Eligible Assignee and accepted by the Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in a form acceptable to the Agent and approved by the Seller (which approval by the Seller shall not be unreasonably withheld or delayed and shall not be required if an Event of Termination or an Incipient Event of Termination has occurred and is continuing).

“Average Maturity” means at any time that period of days equal to the average maturity of the Pool Receivables calculated by the Collection Agent in the then most recent Monthly Report; provided if the Agent shall disagree with any such calculation, the Agent may recalculate such Average Maturity.

“Bank Commitment” of any Bank means, (a) with respect to Citibank, $100,000,000 or such amount as reduced or increased by any Assignment and Acceptance entered into between Citibank and other Banks; or (b) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Bank Commitment, in each case as such amount may be reduced or increased by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee and accepted by the Agent, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Bank’s Bank Commitment.

“Banks” means Citibank and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.03.

“BB Downgrade Event” means any of the long term public senior unsecured non-credit-enhanced debt securities of Ferro are rated below BB+ by S&P or Ba1 by Moody’s, or if Ferro does not have long term public senior unsecured non-credit-enhanced debt ratings from both S&P and Moody’s, Ferro is judged by the Agent, in its sole discretion, to be of credit quality below (with respect to each missing rating) BB+ by S&P or Ba1 by Moody’s.

“Business Day” means any day on which (i) banks are not authorized or required to close in New York, New York or Cleveland, Ohio, and (ii) if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“CAFCO” means CAFCO, LLC and any successor or assign of CAFCO that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Capital” of any Receivable Interest means the original amount paid to the Seller for such Receivable Interest at the time of its purchase by CAFCO or a Bank pursuant to this Agreement, or such amount divided or combined in accordance with Section 2.07, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to Section 2.04(e); provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Cash Collateral Account” means account no. 657 547 879 maintained by the Collection Agent, in the name of the Seller, for the benefit of the Investors, and under the sole dominion and control of the Agent, with the Cash Collateral Bank.

“Cash Collateral Agreement” means that certain Cash Collateral Account and Control Agreement dated May 29, 2002 by and among Ferro, the Collection Agent and the Agent, as the same has been or may be amended, restated, supplemented or otherwise modified from time to time.

“Cash Collateral Bank” means National City Bank.

“Cash Secured Advance” means, in respect of any Bank, without duplication, the aggregate amount of the proceeds (a) (i) of the advance, if any, made by such Bank pursuant to Section 2.01(d) and (ii) of such Bank’s ratable share of any applications of Collections of Receivables during the Term Period for such Bank to reduce the “Capital” in respect of the Receivable Interest hereunder and (b) on deposit at such time in the Collateral Advance Account (including any such proceeds invested by the Agent at such time in Eligible Investments pursuant to Section 6.09(c)), it being understood that the amount of such Bank’s Cash Secured Advance shall be decreased by such Bank’s ratable share of the funds paid from time to time from the Collateral Advance Account to the Seller to make a purchase of an interest in the Receivable Interest from time to time during the Term Period for such Bank.

“Cash Secured Advance Commencement Date” means, with respect to any Bank, the same day as the Term-Out Bank Purchase Date for such Bank, provided that the Cash Secured Advance Commencement Date shall occur if, but only if, the Facility Termination Date shall not have occurred on or prior to such date and no Event of Termination or Incipient Event of Termination exists on such date.

“Citibank” means Citibank, N.A., a national banking association.

“Class 2 Special Event” means any of the long term public senior unsecured non-credit-enhanced debt securities of Ferro are rated below B by S&P (if rated by S&P) or B2 by Moody’s (if rated by Moody’s), or if Ferro does not have long term public senior unsecured non-credit-enhanced debt ratings from both S&P and Moody’s, Ferro is judged by the Agent, in its sole discretion, to be of credit quality below (with respect to each missing rating) B by S&P or B2 by Moody’s.

“Collateral Advance Account” has the meaning specified in Section 6.09(a).

“Collateral Advance Account Agreement” means an agreement among the Collection Agent, the Seller, the Agent and the Collateral Advance Account Bank in substantially the form of Annex G hereto, and otherwise in form and substance satisfactory to the Agent.

“Collateral Advance Account Bank” has the meaning specified in Section 6.09(a).

“Collateral Advance Account Direction” has the meaning specified in Section 6.09(b).

“Collection Agent” means at any time the Person then authorized pursuant to Section 6.01 to administer and collect Pool Receivables.

“Collection Agent Fee” has the meaning specified in Section 2.05(a).

“Collection Delay Period” means 10 days or such other number of days as the Agent may select upon three Business Days’ notice to the Seller.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and any Collection of such Receivable deemed to have been received pursuant to Section 2.04.

“Commitment Termination Date” means the earlier of (a) June 3, 2008, unless, prior to such date (or the date so extended pursuant to this clause), upon the Seller’s request, made not more than 45 days prior to the then Commitment Termination Date, one or more Banks having Bank Commitments equal to 100% of the Purchase Limit shall in their sole discretion consent, which consent shall be given not more than 30 days prior to the then Commitment Termination Date, to the extension of the Commitment Termination Date to a date occurring not more than 364 days after the then Commitment Termination Date; provided, however, that any failure of any Bank to respond to the Seller’s request for such extension shall be deemed a denial of such request by such Bank and (b) the Facility Termination Date; provided, however, that if, and only if, there shall have occurred a Cash Secured Advance Commencement Date for any Bank, the Commitment Termination Date for such Bank shall mean the earlier of June 2, 2009 and the date referenced in the preceding clause (b).

“Concentration Limit” for any Obligor means at any time 3.25% (“Normal Concentration Limit”), or such other percentage (“Special Concentration Limit”) for such Obligor designated by the Agent in a writing delivered to the Seller; provided that in the case of an Obligor with any Affiliated Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; provided further that the Agent may cancel any Special Concentration Limit upon three Business Days’ notice to the Seller.

“Contract” means an agreement between an Originator (directly and not, for the avoidance of doubt, by or through a subsidiary thereof) and an Obligor, substantially in the form of one of the written contracts or (in the case of any open account agreement) one of the invoices approved by the Agent, pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.

“CP Fixed Period Date” means, for any Receivable Interest, the date of purchase of such Receivable Interest and thereafter the tenth day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day) or any other day as shall have been agreed to in writing by the Agent and the Seller prior to the first day of the preceding Fixed Period for such Receivable Interest or, if there is no preceding Fixed Period, prior to the first day of such Fixed Period.

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 8, 2007, among Ferro and certain of its designated subsidiaries from time to time party thereto, as borrowers, various financial institutions and other persons from time to time party thereto, as lenders, Credit Suisse, Cayman Islands Branch, as term loan administrative agent, National City Bank, as the revolving loan administrative agent and the collateral agent, and Keybank National Association, as the documentation agent, and any credit facility replacing or succeeding thereto, each as the same may be amended, restated, modified or supplemented from time to time, provided, that, for the purposes of determining whether an event of default under the Credit Agreement has occurred as described in Section 7.01(o) hereof, no effect shall be given to any waiver of any breach of any financial covenant contained in the Credit Agreement that has been granted by the lenders party to the Credit Agreement.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Seller in effect on the date of this Agreement and described in Schedule II hereto, as modified in compliance with this Agreement.

“Cure Period” means the period beginning on and including a Pool Non-compliance Date and ending on but excluding the earlier of (a) the first date thereafter on which the Net Receivables Pool Balance equals or exceeds the Required Net Receivables Pool Balance and (b) the fifth consecutive Business Day following the occurrence of such Pool Non-compliance Date.

“Daily Report” means a report in substantially the form of Annex A-3 hereto and containing such additional information as the Agent may reasonably request from time to time, furnished by the Collection Agent to the Agent pursuant to Section 6.02(h), following the occurrence of a BB Downgrade Event other than the 2005 Downgrade Event or the 2006 Downgrade Events.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

“Default Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Originator Receivables that were Defaulted Receivables on such day or that would have been Defaulted Receivables on such day had they not been written off the books of the relevant Originator or the Seller during such month by (ii) the aggregate Outstanding Balance of all Originator Receivables on such day.

“Defaulted Receivable” means an Originator Receivable:

(i) as to which any payment, or part thereof, remains unpaid for 90 or more days from the original due date for such payment;

(ii) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

(iii) which, consistent with the Credit and Collection Policy, would be written off the relevant Originator’s or the Seller’s books as uncollectible.

“Deferred Purchase Price” has the meaning specified in the Originator Purchase Agreement.

“Deposit Date” means each day on which any Collections are deposited in any of the Lock-Box Accounts or on which the Collection Agent shall receive Collections of Receivables.

“Designated Obligor” means, at any time, each Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor upon three Business Days’ notice by the Agent to the Seller.

“Diluted Receivable” means that portion (and only that portion) of any Originator Receivable which is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services or any failure by the relevant Originator to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract or invoice, (ii) any change in the terms of or cancellation of, a Contract or invoice or any cash discount, discount for quick payment or other adjustment by the relevant Originator which reduces the amount payable by the Obligor on the related Originator Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Obligor of such Originator Receivable) or (iii) any set-off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Originator Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof); provided that Diluted Receivables are calculated assuming that all chargebacks are resolved in the Obligor’s favor and do not include contractual adjustments to the amount payable by an Obligor that are eliminated from the Originator Receivables balance sold to the Seller through a reduction in the purchase price for the related Originator Receivable.

“Dilution Horizon Factor” means, as of any date, a ratio computed by dividing (i) the aggregate original Outstanding Balance of all Originator Receivables created by the Originators during the two most recently ended calendar months by (ii) the Outstanding Balance of Originator Receivables (other than Defaulted Receivables) as at the last day of the most recently ended calendar month.

“Dilution Percentage” means, as of any date, (I) absent the existence of a Special Event or a Class 2 Special Event, the product of (x) 1.2, multiplied by (y) the highest three month average Dilution Ratio for each three-month period ending on the last day of the twelve most recent calendar months, (II) during the existence of a Special Event, but absent the existence of a Class 2 Special Event, the product of (a) the sum of (i) the product of (x) two, multiplied by (y) the average of the Dilution Ratios for each of the twelve most recently ended calendar months, plus (ii) the Dilution Volatility Ratio as at the last day of the most recently ended calendar month, multiplied by (b) the Dilution Horizon Factor as of such date, and (III) during the existence of a Class 2 Special Event, the product of (a) the sum of (i) the product of (x) 2.25, multiplied by (y) the average of the Dilution Ratios for each of the twelve most recently ended calendar months, plus (ii) the Dilution Volatility Ratio as at the last day of the most recently ended calendar month, multiplied by (b) the Dilution Horizon Factor as of such date.

“Dilution Ratio” means, as of any date, the ratio (expressed as a percentage) computed for the most recently ended calendar month by dividing (i) the aggregate amount of Originator Receivables which became Diluted Receivables during such calendar month by (ii) the aggregate Outstanding Balance (in each case, at the time of creation) of all Originator Receivables created during the second calendar month immediately preceding such calendar month.

“Dilution Reserve” means, for any Receivable Interest on any date, an amount equal to:

DP   x (C + YFR)

1 — DP

where:

DP = the Dilution Percentage for such Receivable Interest on such date.

C = the Capital of such Receivable Interest on such date.

YFR = the Yield and Fee Reserve for such Receivable Interest on such date.

“Dilution Volatility Ratio” means, as of any date, a ratio (expressed as a percentage) equal to the product of (i) the highest of the Dilution Ratios calculated for each of the twelve most recently ended calendar months minus the average of the Dilution Ratios for each of the twelve most recently ended calendar months, and (ii) a ratio calculated by dividing the highest of the Dilution Ratios calculated for each of the twelve most recently ended calendar months by the average of the Dilution Ratios for each of the twelve most recently ended calendar months.

“Drawdown Notice” means a letter in substantially the form of Annex D hereto executed and delivered by the Seller to the Agent, as such form may be amended or restated in accordance with the terms thereof.

“Eligible Assignee” means (i) CNAI or any of its Affiliates, (ii) any Person managed by Citibank, CNAI or any of their Affiliates, or (iii) any financial or other institution acceptable to the Agent and approved by the Seller (which approval by the Seller shall not be unreasonably withheld or delayed and shall not be required if an Event of Termination or an Incipient Event of Termination has occurred and is continuing).

“Eligible Investments” means book-entry securities entered on the books of the registrar of such securities and held in the name or on behalf of the Agent, negotiable instruments or securities represented by instruments in bearer or registered form (registered in the name of the Agent or its nominee) which evidence:

(a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States;

(b) insured demand deposits, time deposits or certificates of deposit of any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of the investment or contractual commitment to invest therein, as described in clause (d), (iii) is organized under the laws of the United States or any state thereof and (iv) has combined capital and surplus of at least $500,000,000;

(c) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank of the type described in clause (b) above;

(d) commercial paper (maturing no later than the Business Day prior to the first Settlement Date following the date of purchase) having, at the time of the investment or contractual commitment to invest therein, the highest short-term rating from each of S&P and Moody’s;

(e) investments in no-load money market funds having a rating from each rating agency rating such fund in its highest investment category (including such funds for which the Agent or any of its Affiliates is investment manager or advisor); and

(f) any other investments agreed upon between the Seller and the Agent.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which is a resident of the United States (including, without limitation, Puerto Rico), Canada, an Approved OECD Country or an Other Approved Jurisdiction, provided that (A) the aggregate Outstanding Balance of all Eligible Receivables having Obligors which are residents of an Approved OECD Country or an Other Approved Jurisdiction may not exceed an amount equal to two times the aggregate of the Loss Reserves for all Receivable Interests at such time, (B) the aggregate Outstanding Balance of all Eligible Receivables having Obligors which are residents of an Other Approved Jurisdiction may not exceed an amount equal to the aggregate of the Loss Reserves for all Receivable Interests at such time, (C) the aggregate Outstanding Balance of all Eligible Receivables having Obligors which are residents of Japan may not exceed $5,000,000, and (D) with respect to each country which is an Other Approved Jurisdiction, the aggregate Outstanding Balance of all Eligible Receivables having Obligors which are residents of such country may not exceed (1) 5% of the then outstanding Capital of all Receivable Interests, at any time that the sovereign long-term debt rating of such country is at least A by S&P and at least A2 by Moody’s, and (2) 3.3% of the then outstanding Capital of all Receivable Interests, at any time that the sovereign long-term debt rating of such country is not at least A by S&P and at least A2 by Moody’s;

(ii) the Obligor of which is not an Affiliate of any of the parties hereto and is not a government or a governmental subdivision or agency;

(iii) the Obligor of which, at the time of the initial creation of an interest therein under this Agreement, is a Designated Obligor and is not the Obligor of any Defaulted Receivables which in the aggregate constitute 15% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

(iv) which at the time of the initial creation of an interest therein under this Agreement is not a Defaulted Receivable;

(v) which, according to the Contract related thereto, is required to be paid in full either (A) within not more than 60 days of the original billing date therefor or (B) within more than 60 but no more than 90 days of the original billing date therefor if the aggregate Outstanding Balance of such Receivable and all other Receivables having similar payment terms does not exceed 25% of the then Outstanding Balance of all Pool Receivables at such time;

(vi) which is an obligation representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and the nature of which is such that its purchase with the proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(vii) which is an “account” within the meaning of Article 9 of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest;

(viii) which is denominated and payable only in United States dollars in the United States;

(ix) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any Adverse Claim or any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);

(x) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of the Seller, the Originators or the Obligor is in violation of any such law, rule or regulation in any material respect;

(xi) which arises under a Contract which (A) does not require the Obligor thereunder to consent to the transfer, sale or assignment of the rights and duties of the Seller or the relevant Originator thereunder and (B) does not contain a confidentiality provision that purports to restrict the ability of the Agent, the Investors or the Banks to exercise their rights under this Agreement, including, without limitation, their right to review the Contract;

(xii) which was generated in the ordinary course of the relevant Originator’s business;

(xiii) which, at the time of the initial creation of an interest therein under this Agreement, has not been extended, rewritten or otherwise modified from the original terms thereof;

(xiv) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent may from time to time specify to the Seller upon 30 days’ notice;

(xv) as to which, at or prior to the time of the initial creation of an interest therein under this Agreement, the Agent has not notified the Seller that such Receivable (or class of Receivables) is no longer acceptable for purchase by CAFCO and the Banks hereunder; and

(xvi) which, if it was originated by either of Ferro Color or FPL, was originated on or after April 1, 2008.

“E-Mail Seller Report” has the meaning specified in Section 6.02(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Fixed Period, an interest rate per annum equal to the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London Time) two Business Days before the first day of such Fixed Period in an amount substantially equal to the Capital associated with such Fixed Period on such first day and for a period equal to such Fixed Period.

“Eurodollar Rate Reserve Percentage” of any Investor or Bank for any Fixed Period in respect of which Yield is computed by reference to the Eurodollar Rate means the reserve percentage applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor or Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Fixed Period.

“Event of Termination” has the meaning specified in Section 7.01.

“Excess Interest” means, in respect of Cash Secured Advances at any time, the excess of (i) the aggregate unpaid accrued interest on the Cash Secured Advances at such time over (ii) the aggregate interest and dividends received by the Agent in respect of the Term-Out Bank Collateral and available for withdrawal from the Collateral Advance Account at such time.

“Existing RPA” has the meaning specified in the preliminary statements to this Agreement.

“FPL” means Ferro Pfanstiehl Laboratories, Inc., a Delaware corporation.

“Facility Termination Date” means the earliest of (i) June 2, 2009 or (ii) the date determined pursuant to Section 7.01 or (iii) the date the Purchase Limit reduces to zero pursuant to Section 2.01(b).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Agreement” has the meaning specified in Section 2.05(b).

“Fees” has the meaning specified in Section 2.05(b).

“Ferro” means Ferro Corporation, an Ohio corporation.

“Ferro Color” means Ferro Color & Glass Corporation, a Pennsylvania corporation.

“Fixed Period” means, with respect to any Receivable Interest:

(a) in the case of any Fixed Period in respect of which Yield is computed by reference to the Investor Rate, each successive period commencing on each CP Fixed Period Date for such Receivable Interest and ending on the next succeeding CP Fixed Period Date for such Receivable Interest; and

(b) in the case of any Fixed Period in respect of which Yield is computed by reference to the Assignee Rate, each successive period of from one to and including 29 days, or a period of one, two or three months, as the Seller shall select and the Agent may approve on notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on (x) the day which occurs three Business Days before the first day of such Fixed Period (in the case of Fixed Periods in respect of which Yield is computed by reference to the Eurodollar Rate) or (y) the first day of such Fixed Period (in the case of Fixed Periods in respect of which Yield is computed by reference to the Alternate Base Rate), each such Fixed Period for such Receivable Interest to commence on the last day of the immediately preceding Fixed Period for such Receivable Interest (or, if there is no such Fixed Period, on the date of purchase of such Receivable Interest), except that if the Agent shall not have received such notice, or the Agent and the Seller shall not have so mutually agreed, before 11:00 A.M. (New York City time) on such day, such Fixed Period shall be one day;

provided, however, that:

(i) any Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, if Yield in respect of such Fixed Period is computed by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day);

(ii) in the case of any Fixed Period of one day, (A) if such Fixed Period is the initial Fixed Period for a Receivable Interest, such Fixed Period shall be the day of the purchase of such Receivable Interest; (B) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (C) if such Fixed Period occurs on a day immediately preceding a day which is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day; and

(iii) in the case of any Fixed Period for any Receivable Interest which commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period which commences on or after the Termination Date for such Receivable Interest shall be of such duration (including, without limitation, one day) as shall be selected by the Agent or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Fixed Period.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Investor” means CAFCO and all other owners by assignment or otherwise of a Receivable Interest originally purchased by CAFCO and, to the extent of the undivided interests so purchased, shall include any participants.

“Investor Rate” for any Fixed Period for any Receivable Interest means the per annum rate equivalent to the weighted average of the per annum rates paid or payable by CAFCO from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those promissory notes issued by CAFCO that are allocated, in whole or in part, by the Agent (on behalf of CAFCO) to fund the purchase or maintenance of such Receivable Interest during such Fixed Period as determined by the Agent (on behalf of CAFCO) and reported to the Seller and, if the Collection Agent is not the Seller, the Collection Agent, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the Agent (on behalf of CAFCO); provided, however, that if any component of such rate is a discount rate, in calculating the “Investor Rate” for such Fixed Period the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Liquidation Day” means, for any Receivable Interest, (i) each day during a Fixed Period for such Receivable Interest on which the conditions set forth in Section 3.02 are not satisfied, and (ii) each day which occurs on or after the Termination Date for such Receivable Interest.

“Liquidation Fee” means, for (i) any Fixed Period during which a Liquidation Day occurs or (ii) any Fixed Period for which Yield is computed by reference to the Investor Rate and a reduction of Capital is made for any reason (x) in an amount greater than $25,000,000 on a Settlement Date or (y) in any amount on any day other than a Settlement Date or (iii) any Fixed Period for which Yield is computed by reference to the Eurodollar Rate and a reduction of Capital is made for any reason on any day other than the last day of such Fixed Period, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Fixed Period pursuant to clause (iii) of the definition thereof) which would have accrued during such Fixed Period on the reductions of Capital of the Receivable Interest relating to such Fixed Period had such reductions remained as Capital, exceeds (B) the income, if any, received by the Investors or the Banks which hold such Receivable Interest from the investment of the proceeds of such reductions of Capital.

“Lock-Box Account” means an account maintained at a Lock-Box Bank for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, in substantially the form of Annex B.

“Lock-Box Bank” means any of the banks holding one or more Lock-Box Accounts.

“Loss Horizon Factor” means, as of any date, a ratio computed by dividing (i) the aggregate Outstanding Balance (in each case, at the time of creation) of all Originator Receivables created by the Originators during the four most recently ended calendar months by (ii) the Outstanding Balance of Originator Receivables (other than Defaulted Receivables) as at the last day of the most recently ended calendar month.

“Loss Percentage” means, as of any date, (I) absent the existence of a Class 2 Special Event, the greatest of (i) the product of (A) two multiplied by (B) the Loss Horizon Factor as of the last day of the most recently ended calendar month multiplied by (C) the highest of the Loss Ratios for the twelve most recently ended calendar months, (ii) four times the Normal Concentration Limit and (iii) 13%, and (II) during the existence of a Class 2 Special Event, the greatest of (i) the product of (A) 2.25 multiplied by (B) the Loss Horizon Factor as of the last day of the most recently ended calendar month multiplied by (C) the highest of the Loss Ratios for the twelve most recently ended calendar months, (ii) five times the Normal Concentration Limit and (iii) 16.25%.

“Loss Ratio” means, as of any date, the average of the ratios (each expressed as a percentage) for each of the three most recently ended calendar months computed for each such month by dividing (i) the sum of the aggregate Outstanding Balance of Originator Receivables which were 91-120 days past due (or otherwise would have been classified during such month as Defaulted Receivables in accordance with clause (ii) or (iii) of the definition of “Defaulted Receivables”) as at the last day of such month plus (without duplication) write-offs during such month, by (ii) the aggregate Outstanding Balance (in each case, at the time of creation) of Originator Receivables created during the fourth preceding month.

“Loss Reserve” means, for any Receivable Interest on any date, an amount equal to:

LP   x (C + YFR)

1 — LP

where:

LP = the Loss Percentage for such Receivable Interest on such date.

C = the Capital of such Receivable Interest on such date.

YFR = the Yield and Fee Reserve for such Receivable Interest on such date.

“Loss-to-Liquidation Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Originator Receivables written off by the Originators or the Seller, or which should have been written off by the Originators or the Seller in accordance with the Credit and Collection Policy, during the twelve calendar month period ending on such last day by (ii) the aggregate amount of Collections of Originator Receivables actually received during such period.

“Monthly Report” means a report in substantially the form of Annex A-1 hereto and containing such additional information as the Agent may reasonably request from time to time, furnished by the Collection Agent to the Agent pursuant to Section 6.02(g).

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Pool Balance” means at any time the Outstanding Balance of Eligible Receivables then in the Receivables Pool reduced by the sum of (i) the Outstanding Balance of such Eligible Receivables that are then Defaulted Receivables, (ii) the aggregate amount by which the Outstanding Balance of Eligible Receivables (other than Defaulted Receivables) of each Obligor then in the Receivables Pool exceeds the product of (A) the Concentration Limit for such Obligor multiplied by (B) the aggregate outstanding Capital of all Receivable Interests, (iii) the aggregate amount of Collections on hand at such time for payment on account of any Eligible Receivables, the Obligor of which has not been identified, (iv) the aggregate Outstanding Balance of all Eligible Receivables in respect of which any credit memo issued by an Originator or the Seller is outstanding at such time to the extent deemed Collections have not been paid pursuant to Section 2.04(f) and (v) the aggregate amount of deposits received by the Originators and the Seller from any Obligors with respect to Eligible Receivables.

“Non-Investment Grade Event” means any of the long term public senior unsecured non-credit-enhanced debt securities of Ferro are rated below BBB- by S&P or Baa3 by Moody’s, or if Ferro does not have long term public senior unsecured non-credit-enhanced debt ratings from both S&P and Moody’s, Ferro is judged by the Agent, in its sole discretion, to be of credit quality below (with respect to each missing rating) BBB- by S&P or Baa3 by Moody’s.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Original RPA” has the meaning specified in the preliminary statements to this Agreement.

“Originator Purchase Agreement” means the Amended and Restated Purchase and Contribution Agreement dated as of April 1, 2008 between Ferro, as seller, and the Seller, as purchaser, as the same has been or may be amended, modified or restated from time to time.

“Originator Receivable” means the indebtedness of any Obligor resulting from the provision or sale of merchandise, insurance or services by an Originator under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

“Originators” means Ferro, Ferro Color and FPL.

“Other Approved Jurisdiction” means each of the countries listed on Schedule III-B hereto, as such Schedule may be amended from time to time upon request of the Seller or the Collection Agent, with prior written approval of the Agent; provided, however, that at any time that the sovereign long-term debt rating of any country listed on such Schedule falls below BBB- by S&P or below Baa3 by Moody’s, such country will cease to be an Other Approved Jurisdiction. Additionally, the Agent may remove countries from such Schedule at any time, as it determines in its sole discretion, upon prior written notice to the Seller and the Collection Agent.

“Other Companies” means the Originators and all of their Subsidiaries except the Seller.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Percentage” of any Bank means, (a) with respect to Citibank, the percentage set forth on the signature page to this Agreement, or such amount as reduced or increased by any Assignment and Acceptance entered into with an Eligible Assignee, or (b) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Percentage, or such amount as reduced or increased by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pool Non-compliance Date” means any day on which the Net Receivables Pool Balance as shown in the most recent Monthly Report or (following a Non-Investment Grade Event but prior to a BB Downgrade Event) the most recent Weekly Report or (following a BB Downgrade Event other than the 2005 Downgrade Event and the 2006 Downgrade Events) the most recent Daily Report is less than the Required Net Receivables Pool Balance.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Preceding Purchase Agreement” means each of the Originator Purchase Agreement and the Purchase Agreement.

“Purchase Agreement” means the Purchase Agreement dated as of April 1, 2008, between Ferro Color and FPL, as sellers, and Ferro, as purchaser, as the same may be amended, modified or restated from time to time.

“Purchase Limit” means $100,000,000, as such amount may be reduced pursuant to Section 2.01(b). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 2.01(b), minus the then outstanding Capital of Receivable Interests under this Agreement.

“Purchaser Collections” means, as of any Deposit Date, that portion of the Collections deposited to the Lock-Box Accounts on such date or received by the Collection Agent on such date equal to the product of (i) the Allocation Percentage on such date times (ii) the aggregate amount of such Collections.

“Receivable” means any Originator Receivable which has been acquired by the Seller from Ferro by purchase or by capital contribution pursuant to the Originator Purchase Agreement.

“Receivable Interest” means, at any time, an undivided percentage ownership interest in (i) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.03, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest shall be computed as

C + YFR + LR + DR

NRPB

where:

C = the Capital of such Receivable Interest at the time of computation.

YFR = the Yield and Fee Reserve of such Receivable Interest at the time of computation.

LR = the Loss Reserve of such Receivable Interest at the time of computation.

DR = the Dilution Reserve of such Receivable Interest at the time of computation.

NRPB = the Net Receivables Pool Balance at the time of computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.03.

“Receivables Pool” means at any time the aggregation of each then outstanding Receivable in respect of which the Obligor is a Designated Obligor at such time or was a Designated Obligor on the date of the initial creation of an interest in such Receivable under this Agreement.

“Related Security” means with respect to any Receivable

(i) all of the Seller’s interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

(ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements filed against an Obligor describing any collateral securing such Receivable;

(iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Required Net Receivables Pool Balance” means, as of any day, the sum of (i) the aggregate Reserves for all Receivable Interests calculated as of such day plus (ii) the aggregate outstanding Capital for all Receivable Interests as of such day. For purposes of such calculation, Capital shall be reduced by the aggregate amount of funds then held in the Cash Collateral Account, and (to the extent applicable) the Reserves shall be computed on such reduced Capital.

“Reserves” means, with respect to any Receivable Interest as of any day, the sum of the Yield and Fee Reserve, the Loss Reserve and the Dilution Reserve for such Receivable Interest as of such day.

“Revolving Period” means the period beginning on the date of the initial purchase hereunder and terminating at the close of business on the Business Day immediately preceding the date on which the Termination Date shall have occurred for all Receivable Interests.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Seller Collections” means, as of any Deposit Date, that portion of the Collections deposited to the Lock-Box Accounts on such date or received by the Collection Agent on such date equal to the product of (i) 100% minus the Allocation Percentage on such date times (ii) the aggregate amount of such Collections.

“Seller Report” means a Monthly Report, a Weekly Report, or a Daily Report.

“Settlement Date” for any Receivable Interest means the last day of each Fixed Period for such Receivable Interest; provided, however, that if Yield with respect to such Receivable Interest is computed by reference to the Investor Rate and no Liquidation Day exists on the last day of a Fixed Period for such Receivable Interest, the Settlement Date for such Receivable Interest for such Fixed Period shall be the second Business Day after the last day of such Fixed Period.

“Special Event” means any of the long term public senior unsecured non-credit-enhanced debt securities of Ferro are rated below BBB by S&P (if rated by S&P) or Baa2 by Moody’s (if rated by Moody’s), or if Ferro does not have long term public senior unsecured non-credit-enhanced debt ratings from both S&P and Moody’s, Ferro is judged by the Agent, in its sole discretion, to be of credit quality below (with respect to each missing rating) BBB by S&P or Baa2 by Moody’s.

“State” means one of the fifty states of the United States or the District of Columbia.

“Subsidiary” means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Seller or an Originator, as the case may be, or one or more Subsidiaries, or by the Seller or an Originator, as the case may be, and one or more Subsidiaries.

“Tangible Net Worth” means at any time the excess of (i) the sum of (A) the product of (x) 100% minus the Discount (as such term is defined in the Originator Purchase Agreement) multiplied by (y) the Outstanding Balance of all Receivables other than Defaulted Receivables plus (B) cash and cash equivalents of the Seller plus (C) the outstanding principal amount of Purchaser Loans (as such term is defined in the Originator Purchase Agreement), minus (ii) the sum of (A) Capital plus (B) the Deferred Purchase Price.

“Term Period” means, for any Bank, the period commencing on the Cash Secured Advance Commencement Date, if any, for such Bank and ending on the first day on which the Termination Date for all Receivable Interests held by such Bank has occurred.

“Term-Out Bank” means any Bank for which the Term Period has commenced.

“Term-Out Bank Collateral” has the meaning specified in Section 2.14(b).

“Term-Out Bank Purchase Date” means, for any Term-Out Bank, the Commitment Termination Date for such Bank determined pursuant to clause (a) of the definition thereof, without giving effect to the final proviso at the end of the definition of Commitment Termination Date.

“Termination Date” for any Receivable Interest means (i) in the case of a Receivable Interest owned by an Investor, the earlier of (a) the Business Day which the Seller or the Agent so designates by notice to the other at least one Business Day in advance for such Receivable Interest and (b) the Facility Termination Date and (ii) in the case of a Receivable Interest owned by a Bank, the earlier of (a) the Business Day which the Seller so designates by notice to the Agent at least one Business Day in advance for such Receivable Interest and (b) the Commitment Termination Date.

“Transaction Document” means any of this Agreement, the Purchase Agreement, the Originator Purchase Agreement, the Lock-Box Agreements, the Cash Collateral Agreement, the Fee Agreement, the Collateral Advance Account Agreement, all amendments to any of the foregoing and all other agreements and documents delivered and/or related hereto or thereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Week” means each calendar week beginning on Saturday and ending on (and including) the following Friday.

“Weekly Report” means a report in substantially the form of Annex A-2 hereto and containing such additional information as the Agent may reasonably request from time to time, furnished by the Collection Agent to the Agent pursuant to Section 6.02(h), following the occurrence of a Non-Investment Grade Event (other than the 2005 Downgrade Event or the 2006 Downgrade Events).

“Yield” means:

(i) for each Receivable Interest for any Fixed Period to the extent CAFCO will be funding such Receivable Interest through the issuance of commercial paper or other promissory notes,

IR x C x ED + LF

360

(ii) for each Receivable Interest for any Fixed Period to the extent (x) the Investors will not be funding such Receivable Interest through the issuance of commercial paper or other promissory notes, or (y) an Investor other than CAFCO will be funding such Receivable Interest,

AR x C x ED + LF

360

where:

AR = the Assignee Rate for such Receivable Interest for such Fixed Period

C = the Capital of such Receivable Interest during such Fixed Period

IR = the Investor Rate for such Receivable Interest for such Fixed Period

ED = the actual number of days elapsed during such Fixed Period

LF = the Liquidation Fee, if any, for such Receivable Interest for such Fixed Period provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield and Fee Reserve” means, for any Receivable Interest on any date, an amount equal to

(C x YFRP) + AUYF

where:

C = the Capital of such Receivable Interest at the close of business of the Collection Agent on such date.

YFRP = the Yield and Fee Reserve Percentage on such date.

AUYF = accrued and unpaid Yield, Collection Agent Fee, and Fees on such date, in each case for such Receivable Interest.

“Yield and Fee Reserve Percentage” means, on any date, a percentage equal to

[(AER x 1.5) + AM + PF + CAF] x AVGM

360

where:

AER = the one-month Adjusted Eurodollar Rate in effect on such date.

AM = the applicable spread or margin used in the calculation of the Assignee Rate in effect on such date.

PF = the Program Fee (as defined in the Fee Agreement), in effect on such date.

CAF = the percentage per annum used in the calculation of the Collection Agent Fee in effect on such date.

AVGM = the Average Maturity on such date plus the Collection Delay Period.

SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

ARTICLE II

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 2.01. Purchase Facility. (a) On the terms and conditions hereinafter set forth, CAFCO may, in its sole discretion, and the Banks shall, ratably in accordance with their respective Bank Commitments, purchase Receivable Interests from the Seller from time to time during the period from the date hereof to the Facility Termination Date (in the case of CAFCO) and to the Commitment Termination Date (in the case of the Banks). Under no circumstances shall CAFCO make any such purchase, or the Banks be obligated to make any such purchase, if, after giving effect to such purchase, the aggregate outstanding Capital of Receivable Interests would exceed the Purchase Limit.

(b) The Seller may at any time, upon at least five Business Days’ notice to the Agent, terminate the facility provided for in this Agreement in whole or, from time to time, reduce in part the unused portion of the Purchase Limit; provided that each partial reduction shall be in the amount of at least $5,000,000 or an integral multiple thereof.

(c) Until the Agent gives the Seller the notice provided in Section 3.02(c)(iii), the Agent, on behalf of the Investors which own Receivable Interests, may have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests. The Agent, on behalf of the Banks which own Receivable Interests, shall have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests.

(d) At least three Business Days prior to the Cash Secured Advance Commencement Date for any Bank, the Seller shall notify such Bank if the Seller wishes such Bank to make the advances described in this Section. Following such notice, on the Cash Secured Advance Commencement Date for such Bank, such Bank shall, and agrees to, make an advance to the Seller in an amount equal to the excess of (i) such Bank’s Bank Commitment over (ii) the outstanding Capital of all Receivable Interests owned by such Bank (after giving effect to any purchase made by such Bank on or prior to such Cash Secured Advance Commencement Date pursuant to this Agreement or pursuant to the Asset Purchase Agreement to which it is a party) on the Term-Out Bank Purchase Date for such Bank, and such Bank shall make such advance by causing an amount equal to such advance to be deposited in same day funds into the Collateral Advance Account.

SECTION 2.02. Making Purchases. (a)  Each purchase by CAFCO or the Banks shall be made on at least three Business Days’ notice in the form of a Drawdown Notice from the Seller to the Agent. Each such Drawdown Notice of a purchase shall specify (i) the amount requested to be paid to the Seller (such amount, which shall not be less than $2,000,000, being referred to herein as the initial “Capital” of the Receivable Interest then being purchased) and (ii) the date of such purchase (which shall be a Business Day). The Agent shall promptly thereafter notify the Seller whether CAFCO has determined to make a purchase and, if so, whether all of the terms specified by the Seller are acceptable to CAFCO.

If CAFCO has determined not to make a proposed purchase, the Agent shall promptly send notice of the proposed purchase to all of the Banks concurrently by telecopier, telex or cable specifying the date of such purchase, each Bank’s Percentage multiplied by the aggregate amount of Capital of Receivable Interest being purchased, whether the Yield for the Fixed Period for such Receivable Interest is calculated based on the Eurodollar Rate (which may be selected only if such notice is given at least three Business Days prior to the purchase date) or the Alternate Base Rate, and the duration of the Fixed Period for such Receivable Interest; provided, however, that during the Term Period for any Bank, such Bank shall, on the date of such purchase, instruct the Agent to make available to the Seller at the account set forth in the Drawdown Notice such Bank’s ratable share of the amount of Capital of the Receivable Interest being acquired by such Bank out of the funds available therefor in the Collateral Advance Account.

(b) On the date of each such purchase of a Receivable Interest, CAFCO or the Banks, as the case may be, shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller in same day funds an amount equal to the initial Capital of such Receivable Interest, at the account set forth in the Drawdown Notice for such purchase; provided, however, if such purchase is being made by the Banks following the designation by the Agent of a Termination Date for a Receivable Interest owned by an Investor pursuant to clause (i)(a) of the definition of Termination Date and any Capital of such Receivable Interest is outstanding on such date of purchase, the Seller hereby directs the Banks to pay the proceeds of such purchase (to the extent of the outstanding Capital and accrued Yield on such Receivable Interest of the Investor) to the Agent’s Account, for application to the reduction of the outstanding Capital and accrued Yield on such Receivable Interest of the Investor; provided, further, however, that during the Term Period for any Bank, after receipt by the Agent of the instruction from such Bank referred to in the proviso to the last sentence of Section 2.02(a) and upon fulfillment of the applicable conditions set forth in Article III, the Agent shall make available to the Seller at the account set forth in the Drawdown Notice such Bank’s ratable share of such purchase, solely out of the funds available therefor in the Collateral Advance Account, and upon such deposit such Bank will be deemed to have paid to the Seller such Bank’s ratable share of such Bank’s amount of the Capital of the Receivable Interest being acquired for all purposes of this Agreement.

(c) Effective on the date of each purchase pursuant to this Section 2.02 and each reinvestment pursuant to Section 2.04, the Seller hereby sells and assigns to the Agent, for the benefit of the parties making such purchase, an undivided percentage ownership interest, to the extent of the Receivable Interest then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect thereto.

(d) In addition to the transfer of ownership to Receivable Interests stipulated above, the Seller, subject to the satisfaction of the conditions precedent set out in this Agreement, hereby assigns by way of a German law assignment (Abtretung) within the meaning of Section 398 German Civil Code (Bürgerliches Gesetzbuch) to the Agent for the benefit of CAFCO Receivable Interests in all Receivables (whether now existing or hereafter arising) acquired by the Seller pursuant to the Originator Purchase Agreement and owed by an Obligor located in Germany (the “German Obligor Receivables”). The Agent accepts such assignment. The assignment of the Receivable Interests shall include all ancillary rights, priority rights as well as all other rights attached to the German Obligor Receivables

(e) Notwithstanding the foregoing, (i) CAFCO shall not make purchases under this Section 2.02 during the Term Period for any Bank in an amount which would exceed the Purchase Limit minus the aggregate Bank Commitments of the Term-Out Banks, and (ii) a Bank shall not be obligated to make purchases under this Section 2.02 at any time in an amount which would exceed such Bank’s Bank Commitment less such Bank’s ratable share of the aggregate outstanding Capital held by CAFCO (whether or not any portion thereof has been assigned under the Asset Purchase Agreement), after giving effect to any reductions of the Capital held by CAFCO to be made on the date of such purchase (whether from the distribution of Collections or from the proceeds of purchases by the Banks). Each Bank’s obligation shall be several, such that the failure of any Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, and no Bank shall be responsible for the failure of any other Bank to make funds available in connection with any purchase.

SECTION 2.03. Receivable Interest Computation. Each Receivable Interest shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Receivable Interest, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day other than a Liquidation Day. Any Receivable Interest, as computed (or deemed recomputed) as of the day immediately preceding the Termination Date for such Receivable Interest, shall thereafter remain constant. Such Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, and all Fees and other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid and the Collection Agent shall have received the accrued Collection Agent Fee thereon.

SECTION 2.04. Settlement Procedures. (a)  Collection of the Pool Receivables shall be administered by a Collection Agent, in accordance with the terms of Article VI of this Agreement. The Seller shall provide to the Collection Agent (if other than the Seller) on a timely basis all information needed for such administration, including notice of the occurrence of any Liquidation Day and current computations of each Receivable Interest.

(b) So long as a BB Downgrade Event (other than the 2005 Downgrade Event and the 2006 Downgrade Events) shall not have occurred the Collection Agent shall, on each day on which Collections of Pool Receivables are received by it:

(i) with respect to each Receivable Interest, set aside and hold in trust (and, at the request of the Agent, segregate) for the Investors or the Banks that hold such Receivable Interest, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to the Yield, Fees and Collection Agent Fee (and during the Term Period, an amount equal to the Excess Interest in respect of all Cash Secured Advances) accrued through such day for such Receivable Interest and not previously set aside;

(ii) with respect to each Receivable Interest, if such day is not a Liquidation Day for such Receivable Interest, reinvest with the Seller on behalf of the Investors or the Banks that hold such Receivable Interest the percentage of such Collections represented by such Receivable Interest, to the extent representing a return of Capital, by recomputation of such Receivable Interest pursuant to Section 2.03;

(iii) if such day is a Liquidation Day for any one or more Receivable Interests, set aside and hold in trust (and, at the request of the Agent, segregate) for the Investors or the Banks that hold such Receivable Interests (x) if such day is a Liquidation Day for less than all of the Receivable Interests, the percentage of such Collections represented by such Receivable Interests, and (y) if such day is a Liquidation Day for all of the Receivable Interests, all of the remaining Collections (but not in excess of the Capital of such Receivable Interests); provided that if amounts are set aside and held in trust on any Liquidation Day occurring prior to the Termination Date, and thereafter prior to the Settlement Date for such Fixed Period the conditions set forth in Section 3.02 are satisfied or waived by the Agent, such previously set aside amounts shall, to the extent representing a return of Capital, be reinvested in accordance with the preceding subsection (ii) on the day of such subsequent satisfaction or waiver of conditions; and

(iv) during such times as amounts are required to be reinvested in accordance with the foregoing subsection (ii) or the proviso to subsection (iii), release to the Seller for its own account any Collections in excess both of such amounts and of the amounts that are required to be set aside pursuant to subsection (i) above.

(c) If a BB Downgrade Event (other than the 2005 Downgrade Event and the 2006 Downgrade Events) shall have occurred and be continuing, the Collection Agent shall comply with the following:

(i) If the Collection Agent shall fail to deliver the Daily Report on any Deposit Date during the Revolving Period, the Collection Agent shall not be permitted to withdraw any amounts from the Lock-Box Accounts on such date or any date thereafter unless and until the Collection Agent shall be in compliance with Section 6.02(h) (but subject to the right of the Agent to prohibit withdrawals by the Collection Agent from the Lock-Box Accounts in accordance with the Lock-Box Agreements);

(ii) On the first Business Day following each Deposit Date during the Revolving Period, following delivery of the Daily Report to the Agent, if the Daily Report for such date shows that a Cure Period shall have occurred and be continuing, the Collection Agent shall, in the following order:

(A)	based on the Allocation Percentage on such day, determine the amount of Purchaser Collections and Seller Collections;

(B)	withdraw from the Lock-Box Accounts and from Collections of Pool Receivables which the Collection Agent received on such Deposit Date and set aside on its books and hold in trust (and, at the request of the Agent, segregate) for the Investors and the Banks that hold Receivable Interests, out of Purchaser Collections, an amount equal to the Yield, Fees, and Collection Agent Fee (and during the Term Period, an amount equal to the Excess Interest in respect of all Cash Secured Advances) accrued through such day for the Receivable Interests and not previously set aside;

(C)	withdraw from the Lock-Box Accounts and from Collections of Pool Receivables which the Collection Agent received on such Deposit Date and release to the Seller the remainder of Purchaser Collections, in each instance to the extent representing a return of Capital, to be reinvested with the Seller in Receivable Interests; provided that, if immediately following any such reinvestment such Deposit Date would be a Pool Non-compliance Date, the Collection Agent shall retain all such remaining Collections in (or, to the extent the Collection Agent has received any such Collections, redeposit such Collections into) the Lock-Box Accounts (and deposit the other such remaining Collections received by it into the Lock-Box Accounts) to be applied pursuant to Section 2.04(c)(iii)(C); and

(D)	remit the Seller Collections to the Seller.

(iii) On the first Business Day following each Deposit Date during the Revolving Period, following delivery of the Daily Report to the Agent, if the Daily Report for such date shows that a Cure Period shall have occurred and be continuing, the Collection Agent shall, in the following order:

(A)	based on the Allocation Percentage on such day, determine the amount of Purchaser Collections and Seller Collections;

(B)	withdraw from the Lock-Box Accounts and from Collections of Pool Receivables which the Collection Agent received on such Deposit Date and set aside on its books and hold in trust (and, at the request of the Agent, segregate) for the Investors and the Banks that hold the Receivable Interests, out of Purchaser Collections, an amount equal to the Yield, Fees, and Collection Agent Fee (and during the Term Period, an amount equal to the Excess Interest in respect of all Cash Secured Advances) accrued through such day for the Receivable Interests and not previously set aside;

(C)	remit to the Cash Collateral Account from the Lock-Box Accounts and from Collections of Pool Receivables which the Collection Agent received on such Deposit Date an amount equal to the lesser of (x) the sum of the remaining Collections in the Lock-Box Accounts (and Collections received by the Collection Agent from the Lock-Box Accounts on such Deposit Date) and the remaining Collections of Pool Receivables received by it on such Deposit Date and (y) an amount equal to the excess of the Required Net Receivables Pool Balance over the Net Receivables Pool Balance;

(D)	withdraw from the Lock-Box Accounts and from Collections of Pool Receivables which the Collection Agent received on such Deposit Date and release to the Seller the remainder of Purchaser Collections, in each instance to the extent representing a return of Capital, to be reinvested with the Seller in Receivable Interests (for purposes of determining the remainder of Purchaser Collections, any Collections which have previously been applied pursuant to Section 2.04(c)(iii)(C) shall be deemed to be first Seller Collections and then Purchaser Collections); and

(E)	remit the Seller Collections to the Seller.

(iv) On the first Business Day following each Deposit Date during the Amortization Period, the Collection Agent shall, by no later than 11:00 A.M. (New York City time), remit to the Agent’s Account all Collections in the Lock-Box Accounts and all Collections of Pool Receivables which the Collection Agent received on such Deposit Date.

(d) The Collection Agent shall deposit into the Agent’s Account, on the Settlement Date for each Receivable Interest, (x) prior to the occurrence of a Liquidation Day, Collections held for the Investors or the Banks that relate to such Receivable Interest pursuant to Sections 2.04(b), 2.04(c)(ii)(B) or 2.04(c)(iii)(B) and (y) following the occurrence of a Liquidation Day, all Collections. The Collection Agent shall pay to itself on each Settlement Date which is not a Liquidation Day Collections set aside with respect to each Receivable Interest on account of accrued Collection Agent Fee. On any Business Day on which funds are on deposit in the Cash Collateral Account, the Collection Agent (i) shall, upon written notice from the Agent, and may (if the funds in the Cash Collateral Account exceed $10,000,000), upon written notice to the Agent, remit such funds from the Cash Collateral Account to the Agent’s Account or (ii) may, following delivery of the Daily Report to the Agent, withdraw from the Cash Collateral Account and remit to the Seller all or a portion of the funds in the Cash Collateral Account; provided that such Daily Report shall state that, after taking account of the proposed withdrawal, the Net Receivables Pool Balance on such day will be equal to or greater than the Required Net Receivables Pool Balance, and such Daily Report shall set forth the calculation supporting such statement.

(e) Upon receipt of funds deposited into the Agent’s Account, the Agent shall distribute them as follows:

(i) if such distribution occurs on a day that is not a Liquidation Day, first to the Investors, the Banks and, during any Term-Out Period, the Term-Out Banks that hold the relevant Receivable Interest and to the Agent in ratable payment in full of all accrued Yield and Fees and remaining unpaid accrued interest in respect of all Cash Secured Advances (pursuant to the last sentence of Section 2.12); provided, that if such distribution related to Collections remitted from the Cash Collateral Account, such distribution shall be paid to the Investors and the Banks that hold the Receivable Interest in respect thereof, in reduction of Capital.

(ii) if such distribution occurs on a Liquidation Day, first to the Investors or the Banks and/or Term-Out Banks that hold the relevant Receivable Interest and to the Agent in payment in full of all accrued Yield and Fees and interest in respect of all Cash Secured Advances, second to such Investors or Banks in reduction to zero of all Capital, third to the Term-Out Banks in reduction to zero of the principal amount of all Cash Secured Advances remaining after application of the Term-Out Bank Collateral in accordance with Section 2.14(d), and fourth to the Investors, Banks, Term-Out Banks or the Agent in payment of any other amounts owed by the Seller hereunder, and fourth to the Collection Agent in payment in full of all accrued Collection Agent Fee.

After the Capital, Yield, Fees and Collection Agent Fee with respect to a Receivable Interest, and any other amounts payable by the Seller to the Investors, the Banks or the Agent hereunder, have been paid in full, all additional Collections with respect to such Receivable Interest shall be paid to the Seller for its own account.

(f) For the purposes of this Section 2.04:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected or returned merchandise or services, or any cash discount, discount for quick payment or other adjustment made by the Seller or an Originator, or any setoff, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

(ii) if on any day any of the representations or warranties contained in Section 4.01(h) is no longer true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii) except as provided in subsection (i) or (ii) of this Section 2.04(f), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables; and

(iv) if and to the extent the Agent, the Investors or the Banks shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Agent, the Investors or the Banks, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 2.05. Fees. (a) Each Investor and Bank shall pay to the Collection Agent a fee (the “Collection Agent Fee”) of 0.50% per annum on the average daily Capital of each Receivable Interest owned by such Investor or Bank, from the date of purchase of such Receivable Interest until the later of the Termination Date for such Receivable Interest or the date on which such Capital is reduced to zero, payable on the Settlement Date for such Receivable Interest. Upon three Business Days’ notice to the Agent, the Collection Agent (if not Ferro, the Seller or its designee or an Affiliate of the Seller) may elect to be paid, as such fee, another percentage per annum on the average daily Capital of such Receivable Interest, but in no event in excess for all Receivable Interests relating to a single Receivables Pool of 110% of the reasonable costs and expenses of the Collection Agent in administering and collecting the Receivables in such Receivables Pool. The Collection Agent Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.04. So long as Ferro is acting as the Collection Agent hereunder, amounts paid as the Collection Agent Fee pursuant to this Section 2.05(a) shall reduce, on a dollar-for-dollar basis, the obligation of the Seller to pay the “Collection Agent Fee” pursuant to Section 6.03 of each of the Purchase Agreement and the Originator Purchase Agreement, provided that such obligation of the Seller shall in no event be reduced below zero.

(b) The Seller shall pay to the Agent certain fees (collectively, the “Fees”) in the amounts and on the dates set forth in that certain amended and restated fee agreement dated as of June 6, 2006 between the Seller and the Agent, as the same may be amended or restated from time to time, including by Section 10.14 of this Agreement (the “Fee Agreement”).

SECTION 2.06. Payments and Computations, Etc.(a) All amounts to be paid or deposited by the Seller or the Collection Agent hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the Agent’s Account; provided, that all amounts to be deposited into the Cash Collateral Account shall be deposited no later than 11:00 A.M. (New York City time) on the date when due, and in any event such amounts shall be deposited into the Cash Collateral Account prior to any withdrawal from a Lock-Box Account (other than to directly fund a deposit into the Cash Collateral Account).

(b) Each of the Seller and the Collection Agent shall, to the extent permitted by law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.0% per annum above the Alternate Base Rate, payable on demand.

(c) All computations of interest under subsection (b) above and all computations of Yield, fees, and other amounts hereunder (including, without limitation, interest on Cash Secured Advances during the Term Period) shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 2.07. Dividing or Combining Receivable Interests. Either the Seller or the Agent may, upon notice to the other party received at least three Business Days prior to the last day of any Fixed Period in the case of the Seller giving notice, or up to the last day of such Fixed Period in the case of the Agent giving notice, either (i) divide any Receivable Interest into two or more Receivable Interests having aggregate Capital equal to the Capital of such divided Receivable Interest, or (ii) combine any two or more Receivable Interests originating on such last day or having Fixed Periods ending on such last day into a single Receivable Interest having Capital equal to the aggregate of the Capital of such Receivable Interests; provided, however, that no Receivable Interest owned by CAFCO may be combined with a Receivable Interest owned by any Bank.

SECTION 2.08. Increased Costs. (a) If CNAI, any Investor, any Bank, any entity which purchases or enters into a commitment to purchase Receivable Interests or interests therein, or any of their respective Affiliates (each an “Affected Person”) determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of the capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall immediately pay to the Agent for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 2.09) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Investor or Bank of agreeing to purchase or purchasing, or maintaining the ownership of Receivable Interests in respect of which Yield is computed by reference to the Eurodollar Rate, then, upon demand by such Investor or Bank (with a copy to the Agent), the Seller shall immediately pay to the Agent, for the account of such Investor or Bank (as a third-party beneficiary), from time to time as specified by such Investor or Bank, additional amounts sufficient to compensate such Investor or Bank for such increased costs. A certificate as to such amounts submitted to the Seller and the Agent by such Investor or Bank shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09. Additional Yield on Receivable Interests Bearing a Eurodollar Rate. The Seller shall pay to any Investor or Bank, so long as such Investor or Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional Yield on the unpaid Capital of each Receivable Interest of such Investor or Bank during each Fixed Period in respect of which Yield is computed by reference to the Eurodollar Rate, for such Fixed Period, at a rate per annum equal at all times during such Fixed Period to the remainder obtained by subtracting (i) the Eurodollar Rate for such Fixed Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Investor or Bank for such Fixed Period, payable on each date on which Yield is payable on such Receivable Interest. Such additional Yield shall be determined by such Investor or Bank and notice thereof given to the Seller through the Agent within 30 days after any Yield payment is made with respect to which such additional Yield is requested. A certificate as to such additional Yield submitted to the Seller and the Agent by such Investor or Bank shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Security Interest. As collateral security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as Seller or otherwise) to be performed under this Agreement or any document delivered in connection with this Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of the Seller hereunder or thereunder, whether for indemnification payments, principal and interest on the Cash Secured Advances, Yield, Capital, fees, expenses or otherwise, the Seller hereby assigns to the Agent for its benefit and the ratable benefit of the Investors and the Banks, and hereby grants to the Agent for its benefit and the ratable benefit of the Investors and the Banks, a security interest in, all of the Seller’s right, title and interest in and to (A) the Preceding Purchase Agreements, including, without limitation, (i) all rights of the Seller to receive moneys due or to become due under or pursuant to the Preceding Purchase Agreements, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Preceding Purchase Agreements, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Preceding Purchase Agreements, (iv) claims of the Seller for damages arising out of or for breach of or default under the Preceding Purchase Agreements, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder, (B) all Receivables, whether now owned and existing or hereafter acquired or arising, the Related Security with respect thereto and the Collections and all other assets, including, without limitation, accounts, chattel paper, instruments and general intangibles (as those terms are defined in the UCC), including undivided interests in any of the foregoing, owned by the Seller and not otherwise purchased under this Agreement, (C) the Lock-Box Accounts and the Cash Collateral Account, and (D) to the extent not included in the foregoing, all proceeds of any and all of the foregoing.

SECTION 2.11. Purchase by Term-Out Banks. At least three Business Days prior to the Cash Secured Advance Commencement Date for any Bank, the Seller shall notify the Agent if the Seller wishes the purchase described in this Section 2.11 to occur. Following such notice, on the Cash Secured Advance Commencement Date for such Bank, such Bank shall, and agrees to, purchase from the Investor such Bank’s ratable share of all Receivable Interests then owned by the Investor for a purchase price equal to the sum of such Bank’s ratable share of the Capital of such Receivable Interests plus accrued and unpaid Yield and Fees thereon. Such purchase price shall be payable in immediately available funds on the Cash Secured Advance Commencement Date for such Bank. The Investor shall notify the Agent and the Seller of any such purchase. No further documentation of such purchase shall be required for the effectiveness thereof, provided that if requested by any purchasing Bank, the Investor (or its administrative agent) will execute and deliver an assignment to such Bank in such form as may be mutually agreed between the Investor and such Bank.

SECTION 2.12. Interest on Cash Secured Advances. The Seller shall pay interest to each Term-Out Bank on the unpaid principal amount of such Bank’s Cash Secured Advance from the date of such Cash Secured Advance until such principal amount shall be repaid in full, at a rate per annum equal at all times during each Fixed Period to the Assignee Rate for such Fixed Period, payable in arrears on each Settlement Date. On each Settlement Date after the Cash Secured Advance Commencement Date for any Bank, the Agent shall pay to such Bank, on behalf of the Seller, pursuant to a Collateral Advance Account Direction from the relevant Bank, such Bank’s ratable portion (based on the outstanding principal amounts of each Bank’s Cash Secured Advances) of the cash funds that constitute that interest on, and those dividends from, the Term-Out Bank Collateral which shall then be available to be withdrawn from the Collateral Advance Account, for application to the payment of unpaid accrued interest on the Cash Secured Advances. Any remaining unpaid accrued interest on the Cash Secured Advances shall be paid from the Collections of the Pool Receivables pursuant to Section 2.04 and Section 2.14(d).

SECTION 2.13. Repayment of Cash Secured Advances. The Seller shall repay to each Term-Out Bank the aggregate outstanding principal amount of such Bank’s Cash Secured Advance on the Commitment Termination Date; provided, however, that recourse for such repayment shall be from, and shall be limited to, the Term-Out Bank Collateral and the Collections of the Pool Receivables in accordance with Section 2.04.

SECTION 2.14. Use of Proceeds; Security Interest in Collateral Advance Account. (a) The Seller hereby agrees that it shall use the proceeds of the Cash Secured Advances solely to fund and maintain the Collateral Advance Account for the purpose of funding purchases of Receivable Interests from time to time during the Term Period.

(b) The Seller hereby grants to the Agent, for the ratable benefit of the Term-Out Banks, a security interest in the following, whether now owned and existing or hereafter acquired or arising (collectively, the “Term-Out Bank Collateral”):

(i) the Collateral Advance Account, all funds from time to time credited to the Collateral Advance Account, all financial assets from time to time acquired with any such funds or otherwise credited to the Collateral Advance Account, all interest, dividends, cash, instruments and other investment property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds or such financial assets; and

(ii) all proceeds of, collateral for, and supporting obligations relating to any and all of the Term-Out Bank Collateral.

(c) The grant of a security interest by the Seller to the Agent for the ratable benefit of the Term-Out Banks pursuant to subsection (b) above secures the payment of the Seller’s obligation to repay the Cash Secured Advances, and to pay interest thereon, pursuant to Section 2.12 and Section 2.13, respectively.

(d) On the Commitment Termination Date for any Bank as to which the Term Period has occurred, the Agent shall (i) convert the Term-Out Bank Collateral that does not constitute cash into cash proceeds and (ii) pay to each Term-Out Bank, on behalf of the Seller, such Bank’s ratable portion of the Term-Out Bank Collateral (it being understood that all the Term-Out Bank Collateral shall then constitute cash or cash proceeds), according to the respective outstanding principal amounts of their respective Cash Secured Advances, for application, first, to the repayment of the outstanding principal amounts of the Cash Secured Advances and, second, to the payment of unpaid accrued interest on the Cash Secured Advances (to the extent such funds are available therefor). Any remaining outstanding principal amount of, and/or unpaid accrued interest on, the Cash Secured Advances shall be paid from the Collections of the Pool Receivables pursuant to Section 2.04.

SECTION 2.15. Sharing of Payments. If any Investor or any Bank (for purposes of this Section only, referred to as a “Recipient”) shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Capital of, or Yield on, any Receivable Interest or portion thereof owned by it in excess of its ratable share of payments made on account of the Capital of, or Yield on, all of the Receivable Interests owned by the Investors and the Banks (other than as a result of a payment of Liquidation Fee or different methods for calculating Yield), such Recipient shall forthwith purchase from the Investors or the Banks which received less than their ratable share participations in the Receivable Interests owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.16. Right of Setoff. Without in any way limiting the provisions of Section 2.15, the Agent and each Investor and each Bank is hereby authorized (in addition to any other rights it may have) at any time after the occurrence and during the continuance of an Event of Termination or an Incipient Event of Termination to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Agent or such Investor or such Bank to, or for the account of, (i) the Seller against any amount owing by the Seller, (ii) the Collection Agent against any amount owing by the Collection Agent, and (iii) any Originator against any amount owing by such Originator, to such person or to the Agent on behalf of such Person (even if contingent or unmatured).

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01. [Reserved].

SECTION 3.02. Conditions Precedent to All Purchases and Reinvestments. Each purchase (including the initial purchase) and each reinvestment shall be subject to the further conditions precedent that (a) in the case of each purchase, the Collection Agent shall have delivered to the Agent at least one Business Day prior to such purchase (in the case of a Monthly Report or a Weekly Report) and on the same day of (but prior to) such purchase (in the case of a Daily Report), in form and substance satisfactory to the Agent, a completed Monthly Report or, if required by Section 6.02(h), a completed Weekly Report or a completed Daily Report, containing information covering the most recently ended reporting period for which information is required pursuant to Sections 6.02(g) or 6.02(h), as the case may be, and demonstrating that after giving effect to such purchase no Pool Non-Compliance Date, Event of Termination or Incipient Event of Termination under Section 7.01(i) would occur, (b) in the case of each reinvestment, the Collection Agent shall have delivered to the Agent on or prior to the date of such reinvestment, in form and substance satisfactory to the Agent, a completed Monthly Report or, if required by Section 6.02(h), a completed Weekly Report or a completed Daily Report, in each case containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(g) or Section 6.02(h), as the case may be, (c) on the date of such purchase or reinvestment the following statements shall be true, except that the statement in clause (iii) below is required to be true only if such purchase or reinvestment is by an Investor (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) The representations and warranties contained in Section 4.01 are correct on and as of the date of such purchase or reinvestment as though made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be correct as of such earlier date),

(ii) No event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination or an Incipient Event of Termination,

(iii) The Agent shall not have given the Seller at least one Business Day’s notice that the Investors have terminated the reinvestment of Collections in Receivable Interests, and

(iv) Ferro Color and FPL shall have sold to Ferro, pursuant to the Purchase Agreement, all Originator Receivables originated by them arising on or prior to such date, and Ferro shall have sold or contributed to the Seller, pursuant to the Originator Purchase Agreement, all Originator Receivables arising on or prior to such date, and

(d) the Agent shall have received such other approvals, opinions or documents as it may reasonably request.

SECTION 3.03. Conditions Precedent to the Effectiveness of Amendment and Restatement. The effectiveness of this amendment and restatement of the Existing RPA is subject to the conditions precedent that the Agent shall have received on or before the date hereof the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

(a) Certified copies of the resolutions of the Board of Directors of the Seller approving, and evidence that each Originator has taken any necessary corporate action to authorize, this Agreement, the Purchase Agreement and the amendment and restatement effected by the Originator Purchase Agreement and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Purchase Agreement and the Originator Purchase Agreement.

(b) A certificate of the Secretary or Assistant Secretary of the Seller and each Originator certifying the names and true signatures of the officers of the Seller and the Originators authorized to sign the Purchase Agreement, the Originator Purchase Agreement and this Agreement, as applicable, and the other documents to be delivered by it hereunder and thereunder.

(c) Acknowledgment copies of proper financing statements naming Ferro Color and FPL, as the case may be, as the assignor of Receivables and Related Security and Ferro as assignee (with the Seller being the total assignee of Ferro’s interests thereunder), as may be necessary or, in the opinion of the Agent, desirable under the UCC of all appropriate jurisdictions to perfect the interests in all Receivables and Related Security of Ferro Color and FPL.

(d) Acknowledgment copies of proper financing statement amendments, if any, necessary to release all security interests and other rights of any Person in the Receivables and Related Security previously granted by any Originator (other than the security interest granted by Ferro to the Seller pursuant to the Originator Purchase Agreement, but including a termination statement relating to the financing statement filed against Ferro Electronic Materials Inc. in favor of the Seller prior to the amendment and restatement effected by the Originator Purchase Agreement).

(e) Completed requests for information (or a similar search report certified by a party acceptable to the Agent) listing all effective financing statements which name any Originator (under its present name and any previous name), as debtor and which are filed in the jurisdictions in which filings were made pursuant to subsection (c) above or pursuant to the Originator Purchase Agreement (prior to the amendment and restatement thereof on the date hereof), as the case may be, together with copies of such financing statements (none of which shall cover any Receivables or Related Security, other than the financing statement filed against Ferro pursuant to the Originator Purchase Agreement);

(f) Acknowledgment copies of proper financing statement amendments relating to (i) the Seller and including references therein to FPL and Ferro Color and (ii) Ferro under the Originator Purchase Agreement, amending the reference to the Originator Purchase Agreement and adding Receivables acquired by Ferro pursuant to the Purchase Agreement.

(g) Favorable opinions of counsel for the Seller and the Originators as to good standing, authorization, enforceability, UCC matters, true sale (the transfers pursuant to each of the Purchase Agreement and the Originator Purchase Agreement) and non-consolidation (all Originators vis a vis the Seller). with respect to the Originators, satisfactory to the Agent, and such other matters as the Agent may reasonably request.

(h) The Originator Purchase Agreement, duly executed by each of the parties thereto.

(i) The Purchase Agreement, duly executed by each of the parties thereto.

(j) A copy of the by-laws of the Seller and each Originator, certified by the Secretary or Assistant Secretary of the Seller or such Originator, as the case may be (or, to the extent previously delivered with respect to the Seller or Ferro, such officer may certify that the by-laws of such Person remain unchanged).

(k) A copy of the certificate or articles of incorporation or the certificate of formation, as applicable, of the Seller and each Originator, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization (or, to the extent previously delivered with respect to the Seller or Ferro , the Secretary or Assistant Secretary of such Person may certify that the articles of incorporation or the certificate of formation of such Person remain unchanged), and a certificate as to the good standing of the Seller and each Originator from such Secretary of State or other official, dated as of a recent date.

(l) A pro forma Weekly Report, certified by the Chief Financial Officer of the Collection Agent for the period ending March 28, 2008, reflecting the inclusion of the Receivables originated by FPL and Ferro Color, as well as Ferro.

(m) An amendment to the Credit Agreement and the associated Pledge and Security Agreement to give effect to the transactions contemplated by this Agreement relating to the FPL and Ferro Color.

(n) Evidence that the Seller has paid all fees, costs, expenses and other amounts owed by the Seller to the Investors, the Banks and the Agent as of the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Seller. The Seller hereby represents and warrants as follows:

(a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction set forth in Schedule IV hereto (as such Schedule IV may be amended from time to time pursuant to Section 5.01(b)), and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

(b) The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the other documents to be delivered by it hereunder, including the Seller’s use of the proceeds of purchases and reinvestments, (i) are within the Seller’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Seller’s charter or by-laws, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the interest created pursuant to this Agreement). Each of the Transaction Documents to which it is a party has been duly executed and delivered by the Seller.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party or any other document to be delivered thereunder, except for the filing of UCC financing statements which are referred to therein.

(d) Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

(e) Since September 28, 2000 there has been no material adverse change in the business, operations, property or financial or other condition of the Seller.

(f) There is no pending or, to Seller’s knowledge, threatened action, investigation or proceeding affecting an Originator or any of its Subsidiaries before any court, governmental agency or arbitrator which may materially adversely affect the financial condition or operations of such Originator and its consolidated Subsidiaries, when taken as a whole, or the ability of the Seller or such Originator to perform their respective obligations under the Transaction Documents, or which purports to affect the legality, validity or enforceability of the Transaction Documents.

(g) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h) Immediately prior to the purchase by the Investor or the Banks, as the case may be, the Seller is the legal and beneficial owner of the Pool Receivables and Related Security free and clear of any Adverse Claim; upon each purchase or reinvestment, the Investors or the Banks, as the case may be, shall acquire a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Agent relating to this Agreement and those filed by the Seller and Ferro pursuant to the Preceding Purchase Agreements. Each Receivable characterized in any Seller Report or other written statement made by or on behalf of the Seller as an Eligible Receivable or as included in the Net Receivables Pool Balance is, as of the date of such Seller Report or other statement, an Eligible Receivable or properly included in the Net Receivables Pool Balance.

(i) Each Seller Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Agent, the Investors or the Banks in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent, the Investors or the Banks, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(j) The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Pool Receivables are located at the address or addresses referred to in Section 5.01(b). The Seller is located in the jurisdiction of organization set forth in Schedule IV hereto for purposes of Section 9-307 of the UCC as in effect in the State of New York; and the office in the jurisdiction of organization of the Seller in which a UCC financing statement is required to be filed in order to perfect the security interest granted by the Seller hereunder is set forth in Schedule IV hereto (in each case as such Schedule IV may be amended from time to time pursuant to Section 5.01(b)).

(k) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of the Seller at such Lock-Box Banks, are as specified in Schedule I hereto, as such Schedule I may be updated from time to time pursuant to Section 5.01(g).

(l) Each purchase of a Receivable Interest and each reinvestment of Collections in Pool Receivables will constitute (i) a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

(m) The Seller is not known by and does not use any tradename or doing-business-as name.

(n) The Seller was incorporated on September 26, 2000, and the Seller did not engage in any business activities prior to the date of the Original RPA. The Seller has no Subsidiaries.

(o) (i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured, (iii) the Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond the Seller’s abilities to pay such debts and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller’s property would constitute unreasonably small capital.

(p) With respect to each Pool Receivable, the Seller (i) shall have received such Pool Receivable as a contribution to the capital of the Seller by Ferro or (ii) shall have purchased such Pool Receivable from Ferro in exchange for payment (made by the Seller to Ferro in accordance with the provisions of the Originator Purchase Agreement) of cash, Deferred Purchase Price, or a combination thereof in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by Ferro to the Seller and no such sale is or may be voidable or subject to avoidance under any Section of the Federal Bankruptcy Code.

(q) The Seller does not have, and since September 28, 2000 has not had, a place of business in either the United Kingdom or Ireland.

SECTION 4.02. Representations and Warranties of the Collection Agent. The Collection Agent hereby represents and warrants as follows:

(a) The Collection Agent is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a material adverse effect on (i) the interests of the Investors hereunder, (ii) the collectibility of the Receivables Pool, or (iii) the ability of the Collection Agent to perform its obligations hereunder.

(b) The execution, delivery and performance by the Collection Agent of this Agreement and any other documents to be delivered by it hereunder (i) are within the Collection Agent’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Collection Agent’s charter or by-laws, (2) any law, rule or regulation applicable to the Collection Agent, (3) any contractual restriction binding on or affecting the Collection Agent or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Collection Agent or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties. This Agreement has been duly executed and delivered by the Collection Agent.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Collection Agent of this Agreement or any other document to be delivered by it hereunder.

(d) This Agreement constitutes the legal, valid and binding obligation of the Collection Agent enforceable against the Collection Agent in accordance with its terms.

(e) The balance sheets of the Collection Agent and its Subsidiaries as at December 31, 2007, and the related statements of income and retained earnings of the Collection Agent and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Agent, fairly present the financial condition of the Collection Agent and its Subsidiaries as at such date and the results of the operations of the Collection Agent and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 2007 there has been no material adverse change in the business, operations, property or financial or other condition of the Collection Agent.

(f) There is no pending or, to the knowledge of Collection Agent, threatened action, investigation or proceeding affecting the Collection Agent or any of its Subsidiaries before any court, governmental agency or arbitrator which may materially adversely affect the financial condition or operations of the Collection Agent and its consolidated Subsidiaries, when taken as a whole, or the ability of the Collection Agent to perform its obligations under this Agreement, or which purports to affect the legality, validity or enforceability of this Agreement.

(g) The Collection Agent has no office or place of business in the province of Quebec, Canada.

(h) Each Receivable characterized in any Seller Report as an Eligible Receivable or as included in the Net Receivables Pool Balance is, as of the date of such Seller Report, an Eligible Receivable or properly included in the Net Receivables Pool Balance.

ARTICLE V

COVENANTS

SECTION 5.01. Covenants of the Seller. Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full:

(a) Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under the Transaction Documents to which it is a party.

(b) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables at the address of the Seller set forth under its name on the signature pages to this Agreement or, upon 30 days’ prior written notice to the Agent, at any other locations within the United States. The Seller will not change its name or its state of organization, unless (i) the Seller shall have provided the Agent with at least 30 days’ prior written notice thereof, together with an updated Schedule IV, and (ii) no later than the effective date of such change, all actions, documents and agreements reasonably requested by the Agent to protect and perfect the Agent’s interest in the Receivables, the Related Security and the other assets of the Seller in which a security interest is granted hereunder have been taken and completed. Upon confirmation by the Agent to the Seller of the Agent’s receipt of any such notice (together with an updated Schedule IV) and the completion or receipt of the actions, agreements and documents referred to in clause (ii) of the preceding sentence, Schedule IV hereto shall, without further action by any party, be deemed to be amended and replaced by the updated Schedule IV accompanying such notice. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(d) Sales, Liens, Etc. Except for the ownership and security interests created hereunder in favor of the Agent, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller’s undivided interest in any Pool Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof.

(e) Extension or Amendment of Receivables. Except as provided in Section 6.02(c), the Seller will not (and will not permit the Collection Agent or any Originator to) extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f) Change in Business or Credit and Collection Policy. The Seller will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under this Agreement.

(g) Change in Payment Instructions to Obligors. The Seller will not add or terminate any bank as a Lock-Box Bank from those listed in Schedule I to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any Lock-Box Bank unless the Agent shall have received notice of such addition, termination or change (including an updated Schedule I) and a fully executed Lock-Box Agreement with each new Lock-Box Bank.

(h) Deposits to Lock-Box Accounts. The Seller will (or will cause the Collection Agent or the Originators to) instruct all Obligors to remit all their payments in respect of Receivables to Lock-Box Accounts. If the Seller shall receive any Collections directly, it shall immediately (and in any event within two Business Days) deposit the same to a Lock-Box Account. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables.

(i) Marking of Records. At its expense, the Seller will mark its master data processing records evidencing Pool Receivables and, at the Agent’s request following an Event of Termination, a Non-Investment Grade Event (other than the 2005 Downgrade Event or the 2006 Downgrade Events) or an Incipient Event of Termination, related Contracts with a legend evidencing that Receivable Interests related to such Pool Receivables and related Contracts have been sold in accordance with this Agreement.

(j) Further Assurances. (i)  The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased under this Agreement, or to enable the Investors, the Banks or the Agent to exercise and enforce their respective rights and remedies under this Agreement. Without limiting the foregoing, the Seller will, upon the request of the Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Receivable Interests.

(ii) The Seller authorizes the Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool Receivables and the Related Security, the related Contracts and the Collections with respect thereto.

(k) Reporting Requirements. The Seller will provide to the Agent (in multiple copies, if requested by the Agent) the following:

(i) as soon as available and in any event within 45 days after the end of the first three quarters and within 90 days after the end of the fourth fiscal quarter of each fiscal year of the Seller, a balance sheet of the Seller as of the end of such quarter and a statement of income and retained earnings of the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Seller;

(ii) as soon as possible and in any event within five days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(iii) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate in excess of $5,000,000;

(iv) at least 30 days prior to any change in the name or jurisdiction of incorporation of any Originator or the Seller, a notice setting forth the new name or jurisdiction of organization and the effective date thereof;

(v) promptly after the Seller obtains knowledge thereof, notice of any “Event of Termination” or “Facility Termination Date” under any Preceding Purchase Agreement;

(vi) so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that Ferro Color or FPL has stopped selling to Ferro, pursuant to the Purchase Agreement, all newly arising or acquired Originator Receivables; and notice that Ferro has stopped selling or contributing to the Seller, pursuant to the Originator Purchase Agreement, all newly arising or acquired Originator Receivables;

(vii) as soon as available and in any event within 50 days after the end of the first three quarters of each fiscal year of the Seller and within 90 days after the end of each fiscal year of the Seller, a certificate of the chief financial officer or the treasurer of the Seller to the effect that, to the best of such officer’s knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

(viii) promptly after receipt thereof, copies of all notices received by the Seller from any Person under the Preceding Purchase Agreements;

(ix) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Ferro, the consolidated balance sheet of Ferro and its consolidated Subsidiaries as of the end of such quarter and the related statements of income and of cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Ferro;

(x) as soon as available and in any event within 90 days after the end of each fiscal year of Ferro, a copy of the annual report for such year for Ferro and its consolidated Subsidiaries, containing financial statements for such year audited by independent public accountants of recognized national standing;

(xi) immediately upon obtaining knowledge thereof, and in any event on the day such event occurs, notice that all indebtedness under the Credit Agreement has become due and payable (whether by declaration or automatically);

(xii) (xiii) (xiv) (xv) (xvi)	[Intentionally omitted]; [Intentionally omitted]; [Intentionally omitted]; [Intentionally omitted]; [Intentionally omitted];

(xvii) as soon as available and in any event within 50 days after the end of the first three quarters of each fiscal year of Ferro and within 90 days after the end of each fiscal year of Ferro, a certificate of the chief financial officer or the treasurer of Ferro to the effect that, to the best of such officer’s knowledge, Ferro was in compliance with the financial covenants contained in the Credit Agreement as of the fiscal quarter or fiscal year ended for which such financial statements are being provided pursuant to clause (ix) or (x) of this Section 5.01(k), as applicable, and providing reasonable details of the calculations evidencing Ferro’s compliance with the financial covenants contained in the Credit Agreement;

(xviii) promptly, and in any event within five Business Days of such event, written notice of the Seller or any Originator no longer being qualified to do business, or in good standing, in any jurisdiction where the nature of its business requires it to be so qualified; and

(xix) [Intentionally omitted];

(xx) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller as the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered pursuant to clauses (ix) and (x) of this Section 5.01(k) shall be deemed to have been delivered on the date on which Ferro posts such reports, or reports containing such financial statements, on Ferro’s website on the Internet at www.ferro.com or when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov; provided that Ferro shall deliver paper copies of the reports and financial statements referred to in clauses (ix) and (x) of this Section 5.01(k) to the Agent or any Investor or Bank who requests Ferro to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent or such Investor or Bank, as applicable.

(l) Corporate Separateness. (i)  The Seller shall at all times maintain at least one independent director who (x) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of an Affiliate of the Seller or any Other Company, (y) is not a current or former officer or employee of the Seller and (z) is not a stockholder of any Other Company or any of their respective Affiliates.

(ii) The Seller shall not direct or participate in the management of any of the Other Companies’ operations.

(iii) The Seller shall conduct its business from an office separate from that of the Other Companies (but which may be located in the same facility as one or more of the Other Companies). The Seller shall have stationery and other business forms and a mailing address and a telephone number separate from that of the Other Companies.

(iv) The Seller shall at all times be adequately capitalized in light of its contemplated business.

(v) The Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

(vi) The Seller shall maintain its assets and transactions separately from those of the Other Companies and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies. The Seller shall hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from the Other Companies. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies.

(vii) The Seller shall not maintain any joint account with any Other Company or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Company.

(viii) The Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Company or grant an Adverse Claim on any of its assets to secure any obligation of any Other Company.

(ix) The Seller shall not make loans, advances or otherwise extend credit to any of the Other Companies other than Purchaser Loans on the terms and conditions set forth in the Originator Purchase Agreement.

(x) The Seller shall hold regular duly noticed meetings of its Board of Directors and make and retain minutes of such meetings.

(xi) The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Other Companies.

(xii) The Seller shall not engage in any transaction with any of the Other Companies, except as permitted by this Agreement and as contemplated by the Originator Purchase Agreement.

(xiii) The Seller shall comply with (and cause to be true and correct) each of the facts and assumptions contained under (i) the captions “ASSUMPTIONS” and “THE TRANSACTIONS” in the true sale opinion of Baker & Hostetler L.L.P., dated April 1, 2008, and (ii) the captions “ASSUMPTIONS — A. THE TRANSACTIONS” and “B. PROCEDURES AND RELATIONSHIPS” in the non-consolidation opinion of Baker & Hostetler L.L.P., dated April 1, 2008, which opinions are attached as Annex C to this Agreement.

(m) Originator Purchase Agreement. The Seller will not amend, waive or modify any provision of the Originator Purchase Agreement (provided that the Seller may extend the “Facility Termination Date” thereunder) or waive the occurrence of any “Event of Termination” under the Originator Purchase Agreement, without in each case the prior written consent of the Agent. The Seller will perform all of its obligations under the Originator Purchase Agreement in all material respects and will enforce the Originator Purchase Agreement in accordance with its terms in all material respects.

(n) Nature of Business. The Seller will not engage in any business other than the purchase or acquisition of Receivables, Related Security and Collections from Ferro and the transactions contemplated by this Agreement. The Seller will not create or form any Subsidiary.

(o) Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Originator Purchase Agreement.

(p) Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Seller, or return any capital to its shareholders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of capital stock of the Seller or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash dividends on its capital stock to its shareholders so long as (i) no Event of Termination shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the corporate law of the State of Ohio, and (iii) such dividends have been approved by all necessary and appropriate corporate action of the Seller.

(q) Debt. The Seller will not incur any Debt, other than any Debt incurred pursuant to this Agreement and the Deferred Purchase Price.

(r) Certificate of Incorporation. The Seller will not amend or delete Article Third, Fifth or Sixth of its certificate of incorporation.

(s) Tangible Net Worth. The Seller will at all times maintain Tangible Net Worth equal to at least 10% of the Outstanding Balance of the Receivables at such time.

SECTION 5.02. Covenant of the Seller and the Originators. (a)  Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full, each of the Seller and the Originators will, at their respective expense, from time to time during regular business hours as requested by the Agent, permit the Agent or its agents or representatives (including independent public accountants, which may be the Seller’s or an Originator’s independent public accountants), (i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Seller or such Originator, as the case may be, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or such Originator, as the case may be, relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Seller or such Originator, as the case may be, for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller’s or such Originator’s performance under the Transaction Documents to which it is a party or under the Contracts with any of the officers or employees of the Seller or the Originators, as the case may be, having knowledge of such matters. In addition, upon the Agent’s request at least once per year, the Seller will, at its expense, appoint independent public accountants (which may, with the consent of the Agent, be the Seller’s regular independent public accountants), or utilize the Agent’s representatives or auditors, to prepare and deliver to the Agent a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form substantially as described in Annex F hereto.

(b) The Seller and each Originator agree (each as to itself) that it will not take any action to open a place of business in either the United Kingdom or Ireland without (i) providing the Agent with at least ten Business Days prior written notice, and (ii) taking all actions that the Agent may reasonably request pursuant to Section 5.01(j) or Section 6.05 with respect to the laws of the United Kingdom or Ireland, as applicable.

ARTICLE VI

ADMINISTRATION AND COLLECTION

OF POOL RECEIVABLES

SECTION 6.01. Designation of Collection Agent. The servicing, administration and collection of the Pool Receivables shall be conducted by the Collection Agent so designated hereunder from time to time. Until the Agent gives notice to the Seller of the designation of a new Collection Agent, Ferro is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Agent at any time may designate as Collection Agent any Person (including itself) to succeed Ferro or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. The Collection Agent may, with the prior consent of the Agent, subcontract with any other Person for the servicing, administration or collection of the Pool Receivables (and the Agent hereby consents to the subcontracting to Ferro Color or FPL, as the case may be, of the servicing, administration and collection of Receivables originated by Ferro Color or FPL, as the case may be). Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall automatically terminate upon designation of a successor Collection Agent.

SECTION 6.02. Duties of Collection Agent. (a)  The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller and the Agent hereby appoint the Collection Agent, from time to time designated pursuant to Section 6.01, as agent for themselves and for the Investors and the Banks to enforce their respective rights and interests in the Pool Receivables, the Related Security and the related Contracts. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in the best interests of the Seller, the Investors and the Banks.

(b) The Collection Agent shall administer the Collections in accordance with the procedures described in Section 2.04.

(c) If no Event of Termination, or Incipient Event of Termination shall have occurred and be continuing, Ferro, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable as Ferro deems appropriate to maximize Collections thereof, or otherwise amend or modify the terms of any Receivable, provided that the classification of any such Receivable as a Defaulted Receivable shall not be affected by any such extension.

(d) The Collection Agent shall hold in trust for the Seller and each Investor and Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables. The Collection Agent shall mark the Seller’s master data processing records evidencing Pool Receivables and, at the written request of the Agent following the occurrence of an Event of Termination, a Non-Investment Grade Event (other than the 2005 Downgrade Event and the 2006 Downgrade Events), or an Incipient Event of Termination, each invoice evidencing each Pool Receivable and the related Contract with a legend, acceptable to the Agent, evidencing that Receivable Interests therein have been sold.

(e) The Collection Agent shall, as soon as practicable following receipt, turn over to the Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

(f) The Collection Agent shall, from time to time at the request of the Agent, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside for the Investors and the Banks pursuant to Section 2.04.

(g) Prior to the tenth Business Day of each month, the Collection Agent shall prepare and forward to the Agent a Monthly Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month. At the request of the Agent, the Collection Agent shall prepare and forward to the Agent reports relating to the Receivable Interests at more frequent intervals.

The Collection Agent hereby elects to transmit Seller Reports to the Agent by electronic mail (each, an “E-Mail Seller Report”), provided that (i) the Collection Agent shall (A) make arrangements with VeriSign, Inc. (or another authenticating organization acceptable to the Agent) to enable the Collection Agent to generate digital signatures and (B) safeguard the keys, access codes or other means of generating its digital signature, (ii) each E-Mail Seller Report shall be (A) formatted as the Agent may designate from time to time and shall be digitally signed and (B) sent to the Agent at an electronic mail address designated by the Agent, and (iii) the Agent (A) shall be authorized to rely upon such E-Mail Seller Report for purposes of this Agreement to the same extent as if the contents thereof had been otherwise delivered to the Agent in accordance with the terms of this Agreement and (B) may, upon notice in writing to the Collection Agent and the Seller, terminate the right of the Collection Agent to transmit E-Mail Seller Reports.

(h) If a Non-Investment Grade Event (but no BB Downgrade Event other than the 2005 Downgrade Event or the 2006 Downgrade Events) shall have occurred and be continuing, on or prior to the close of business on the second Business Day of each Week, the Collection Agent shall prepare and forward to the Agent a Weekly Report which shall contain information related to the Receivables current as of the close of business on the last Business Day of the preceding Week. If a BB Downgrade Event (other than the 2005 Downgrade Event or the 2006 Downgrade Events) shall have occurred and be continuing, by no later than 11:00 A.M. (New York City time) on each Business Day, the Collection Agent shall prepare and forward to the Agent a Daily Report which shall contain information relating to the Receivables current as of the close of business on the immediately prior Business Day.

SECTION 6.03. Certain Rights of the Agent. (a) The Agent is authorized at any time to date, and to deliver to the Lock-Box Banks, the Notices of Effectiveness attached to the Lock-Box Agreements. The Seller hereby confirms the transfer to the Agent pursuant to the Original RPA of the exclusive ownership and control of the Lock-Box Accounts to which the Obligors of Pool Receivables shall make payments. The Agent may notify the Obligors of Pool Receivables, at any time and at the Seller’s expense, of the ownership of Receivable Interests under this Agreement.

(b) At any time following the designation of a Collection Agent other than Ferro Corporation pursuant to Section 6.01 or following an Event Termination, a Non-Investment Grade Event (other than the 2005 Downgrade Event or the 2006 Downgrade Events), or an Incipient Event of Termination:

(i) The Agent may direct the Obligors of Pool Receivables that all payments thereunder be made directly to the Agent or its designee.

(ii) At the Agent’s request and at the Seller’s expense, the Seller shall notify each Obligor of Pool Receivables of the ownership of Receivable Interests under this Agreement and direct that payments be made directly to the Agent or its designee.

(iii) At the Agent’s request and at the Seller’s expense, the Seller and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Pool Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Pool Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Agent or its designee.

(iv) The Seller authorizes the Agent to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Pool Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Pool Receivables and enforcing the Pool Receivables and the Related Security and related Contracts.

SECTION 6.04. Rights and Remedies. (a)  If the Collection Agent fails to perform any of its obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Agent’s costs and expenses incurred in connection therewith shall be payable by the Collection Agent.

(b) The Seller and the Originators shall perform their respective obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold and the exercise by the Agent on behalf of the Investors and the Banks of their rights under this Agreement shall not release the Collection Agent or the Seller from any of their duties or obligations with respect to any Pool Receivables or related Contracts. None of the Agent, the Investors or the Banks shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller thereunder.

(c) In the event of any conflict between the provisions of Article VI of this Agreement and Article VI of any Preceding Purchase Agreement, the provisions of this Agreement shall control.

SECTION 6.05. Further Actions Evidencing Purchases. Each Originator agrees from time to time, at its expense, to promptly execute and deliver all further instruments and documents, and to take all further actions, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased hereunder, or to enable the Investors, the Banks or the Agent to exercise and enforce their respective rights and remedies hereunder. Without limiting the foregoing, each Originator will (i) upon the request of the Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Receivable Interests; (ii) mark its master data processing records evidencing the Pool Receivables with a legend, acceptable to the Agent, evidencing that Receivable Interests therein have been sold; and (iii) upon the request of the Agent following the occurrence of an Event of Termination, a Non-Investment Grade Event (other than the 2005 Downgrade Event or the 2006 Downgrade Events), or an Incipient Event of Termination, mark conspicuously each invoice evidencing each Pool Receivable with a legend, acceptable to the Agent, evidencing that Receivable Interests therein have been sold.

SECTION 6.06. Covenants of the Collection Agent and the Originators.

(a) Audits. The Collection Agent will, from time to time during regular business hours as requested by the Agent, permit the Agent, or its agents or representatives (including independent public accountants, which may be the Collection Agent’s independent public accountants), (i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Collection Agent, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Collection Agent relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Collection Agent for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Collection Agent’s performance hereunder with any of the officers or employees of the Collection Agent having knowledge of such matters.

(b) Change in Credit and Collection Policy. The Originators will not make any change in their respective Credit and Collection Policy that would impair the collectibility of any Pool Receivable or the ability of Ferro (if it is acting as Collection Agent) to perform its obligations under this Agreement.

SECTION 6.07. Indemnities by the Collection Agent. Without limiting any other rights that the Agent, any Investor, any Bank, any of their respective Affiliates or members or any of their respective officers, directors, employees or advisors (each, a “Special Indemnified Party”) may have hereunder or under applicable law, and in consideration of its appointment as Collection Agent, the Collection Agent hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Special Indemnified Party, (b) recourse for uncollectible Receivables or (c) any income taxes or any other tax or fee measured by income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract):

(i) any representation made or deemed made by the Collection Agent pursuant to Section 4.02(h) hereof which shall have been incorrect in any respect when made or any other representation or warranty or statement made or deemed made by the Collection Agent under or in connection with this Agreement which shall have been incorrect in any material respect when made;

(ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation with respect to any Pool Receivable or Contract; or the failure of any Pool Receivable or Contract to conform to any such applicable law, rule or regulation;

(iii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, the Contracts and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(iv) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement;

(v) the commingling of Collections of Pool Receivables at any time by the Collection Agent with other funds;

(vi) any action or omission by the Collection Agent reducing or impairing the rights of the Investors or the Banks with respect to any Pool Receivable or the value of any Pool Receivable;

(vii) any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to the Collection Agent hereunder; or

(viii) any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Collection Agent or its Affiliates in servicing, administering or collecting any Receivable.

SECTION 6.08. Cash Collateral Account. The Collection Agent shall maintain or cause to be maintained in the name of the Seller, for the benefit of the Investors and under the sole dominion and control of the Agent, the Cash Collateral Account, with the Cash Collateral Bank, and subject to the Cash Collateral Agreement.

SECTION 6.09. Collateral Advance Account. (a)  On or prior to the date of the first Cash Secured Advance Commencement Date, the Collection Agent, for the benefit of the Banks, shall establish and maintain or cause to be established and maintained in the name of the Seller with Citibank an account (such account being the “Collateral Advance Account” and Citibank in such capacity, being the “Collateral Advance Account Bank”), such account bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Banks and entitled “Citicorp North America, Inc., as Agent — Collateral Advance Account for the Ferro Receivables Purchase Agreement” and, in connection therewith, the Collection Agent, the Seller, the Agent and the Collateral Advance Account Bank shall enter into the Collateral Advance Account Agreement. The Collateral Advance Account shall be under the sole dominion and control of the Agent for the benefit of the Banks which have made Cash Secured Advances, and neither the Seller, the Collection Agent, nor any Person claiming by, through or under the Seller or the Collection Agent, shall have any right, title or interest in, or any right to withdraw any amount from, the Collateral Advance Account. Except as expressly provided in this Agreement, Citibank agrees that it, in its capacity as Collateral Advance Account Bank, shall have no right of set off or banker’s lien against, and no right to otherwise deduct from, any funds held in the Collateral Advance Account for any amount owed to it by any Bank, the Investor, any Agent, the Seller or any Originator. The tax identification no. associated with the Collateral Advance Account shall be that of the Seller.

(b) The Agent will comply with (i) all written instructions directing disposition of the funds in the Collateral Advance Account, (ii) all notifications and entitlement orders that the Agent receives directing it to transfer or redeem any financial asset in the Collateral Advance Account, and (iii) all other directions concerning the Collateral Advance Account, including, without limitation, directions to distribute to any Bank proceeds of any such transfer or redemption or interest or dividends on property in the Collateral Advance Account (any such instruction, notification or direction referred to in clause (i), (ii) or (iii) above being a “Collateral Advance Account Direction”), in the case of each of clauses (i), (ii) and (iii) above originated by the relevant Bank (except as otherwise specified in subsection (c) of this Section 6.09).

(c) Funds on deposit in the Collateral Advance Account shall, at the written direction of the Seller, be invested by the Agent in Eligible Investments as instructed by the Seller in writing (which may be a standing instruction). All such Eligible Investments shall be held in the Collateral Advance Account by the Agent for the ratable benefit of the Banks which have made Cash Secured Advances. Such funds shall be invested in Eligible Investments that will mature so that funds will be available in amounts sufficient for the Agent to make each distribution as and when required under the terms of this Agreement. All interest and other investment earnings (net of losses and investment expenses) received on funds on deposit in the Collateral Advance Account, to the extent such investment income is not needed to pay the Agent for the ratable benefit of the Term-Out Banks under the terms of this Agreement, shall be added to the Collateral Advance Account.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01. Events of Termination. If any of the following events (“Events of Termination”) shall occur and be continuing:

(a) The Collection Agent (if it is Ferro or any of its Affiliates) (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clauses (ii), (iii), (iv) or (v) of this subsection (a)) and such failure shall remain unremedied for five Business Days, or (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement, or (iii) shall fail to deliver any Monthly Report when due pursuant to Section 6.02(g) and such failure shall remain unremedied for three Business Days, or (iv) shall fail to deliver any Weekly Report when due pursuant to Section 6.02(h) and such failure shall remain unremedied for more than two Business Days, or (v) shall fail to deliver any Daily Report when due pursuant to Section 6.02(h) and such failure shall remain unremedied for more than two Business Days, or shall fail to deliver when due more than two Daily Reports in any calendar week; or

(b) Ferro shall fail to transfer to the Agent when requested any rights, pursuant to this Agreement, which Ferro then has as Collection Agent, or the Seller or an Originator shall fail to make any payment required under Section 2.04; or

(c) Any representation or warranty made or deemed made by the Seller or the Collection Agent (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Seller or the Collection Agent pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d) The Seller or an Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Seller by the Agent; or

(e) The Seller or an Originator shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $5,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) Any purchase or any reinvestment pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto; or the security interest created pursuant to Section 2.10 or 2.14(b) shall for any reason cease to be a valid and perfected first priority security interest in the collateral security referred to in such sections; or

(g) The Seller or an Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller or an Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller or an Originator shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

(h) As of the last day of any calendar month, either (i) the average of the Default Ratios for such month and the two immediately preceding months shall exceed 6.0% or (ii) the average of the Dilution Ratios for such month and the two immediately preceding months shall exceed 9.0% or (iii) the Loss-to-Liquidation Ratio shall exceed 0.5%; or

(i) (A) At any time when a Non-Investment Grade Event does not exist, the sum of the Receivable Interests shall on any Business Day be greater than 97% and shall remain greater than 97% for more than three Business Days; or (B) at any time when a Non-Investment Grade Event does exist (so long as a BB Downgrade Event, including, without limitation, the 2005 Downgrade Event and the 2006 Downgrade Events) shall not have occurred and be continuing), the sum of the Receivable Interests shall on any Business Day be greater than 97% and shall remain greater than 97% for more than one Business Day; or (C) after the occurrence and during the continuation of a BB Downgrade Event, including, without limitation, the 2005 Downgrade Event, or either of the 2006 Downgrade Events, the sum of the Receivable Interests shall (x) on any Business Day occurring during the period beginning on December 20 of any year and ending on December 31 of such year or the period beginning on June 24 of any year and ending on July 7 of such year, be greater than 92% and remain greater that 92% for more than one Business Day, or (y)  on any Business Day at any other time, be greater than 95% and shall remain greater than 95% for more than one Business Day; or

(j) There shall have occurred any material adverse change in the financial condition or operations of the Seller since September 28, 2000, or an Originator since December 31, 2006; or there shall have occurred any event which may materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller or the Collection Agent to collect Pool Receivables or otherwise perform its obligations under this Agreement; the Agent, the Investors and the Banks hereby acknowledge that in the event the capital stock of Ferro is no longer listed for trading on the New York Stock Exchange (a “Delisting”), such Delisting shall not, in and of itself and excluding the circumstances leading to such Delisting or resulting therefrom, constitute a material adverse change in the business, operations, property or financial or other condition of Ferro; or

(k) An “Event of Termination” or “Facility Termination Date” shall occur under any Preceding Purchase Agreement, or any Preceding Purchase Agreement shall cease to be in full force and effect; or

(l) [Intentionally Omitted]

(m) At least 80% of the outstanding capital stock of the Seller, Ferro Color and FPL shall cease to be owned, directly or indirectly, by Ferro; or

(n) [Intentionally Omitted]

(o) The occurrence of an event of default under the Credit Agreement arising as a result of the breach of any financial covenant contained therein (which, as of the date of this Agreement consist of the leverage ratio and the fixed charge coverage ratio contained in Sections 7.2.4(a) and 7.2.4(b) of the Credit Agreement); or

(p) One or more judgments for the payment of money in an aggregate amount in excess of $7,500,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against (i) any Originator or any of their respective Subsidiaries or any combination thereof or (ii) the Collection Agent or any of its Subsidiaries or a combination thereof, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be taken by a judgment creditor to attach or levy upon any assets of any of the Originators or the Collection Agent or any of their respective Subsidiaries to enforce any such judgment;

then, and in any such event, any or all of the following actions may be taken by notice to the Seller: (x) the Investor or the Agent may declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred), (y) the Agent may declare the Commitment Termination Date to have occurred (in which case the Commitment Termination Date shall be deemed to have occurred), and (z) without limiting any right under this Agreement to replace the Collection Agent, the Agent may designate another Person to succeed Ferro as the Collection Agent; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date shall occur, Ferro (if it is then serving as the Collection Agent) shall cease to be the Collection Agent, and the Agent or its designee shall become the Collection Agent. Upon any such declaration or designation or upon such automatic termination, the Investors, the Banks and the Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Action. Each Investor and each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

SECTION 8.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent’s servicing, administering or collecting Pool Receivables as Collection Agent) or any other Transaction Document, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for the Seller and the Collection Agent), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Investor or Bank (whether written or oral) and shall not be responsible to any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller or the Collection Agent or to inspect the property (including the books and records) of the Seller or the Collection Agent; (d) shall not be responsible to any Investor or Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. CNAI and Affiliates. The obligation of Citibank to purchase Receivable Interests under this Agreement may be satisfied by CNAI or any of its Affiliates. With respect to any Receivable Interest or interest therein owned by it, CNAI shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent. CNAI and any of its Affiliates may generally engage in any kind of business with the Seller, the Collection Agent or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Collection Agent or any Obligor or any of their respective Affiliates, all as if CNAI were not the Agent and without any duty to account therefor to the Investors or the Banks.

SECTION 8.04. Bank’s Purchase Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification of Agent. Each Bank agrees to indemnify the Agent (to the extent not reimbursed by the Seller or the Collection Agent), ratably according to the amount of its Bank Commitment (or, if the Bank Commitments have been terminated, then ratably according to the respective amounts of Capital of the Receivable Interests (or interests therein) owned by it or which it may be required to purchase under the Asset Purchase Agreement), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Transaction Documents or any action taken or omitted by the Agent under this Agreement or the other Transaction Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. Indemnities by the Seller. Without limiting any other rights that the Agent, the Investors, the Banks, any of their respective Affiliates or members or any of their respective officers, directors, employees or advisors (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the other Transaction Documents or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables or (c) any income taxes incurred by such Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract. Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the creation of an undivided percentage ownership interest in any Receivable which purports to be part of the Net Receivables Pool Balance but which is not at the date of the creation of such interest an Eligible Receivable or which thereafter ceases to be an Eligible Receivable;

(ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement and the other Transaction Documents which shall have been incorrect in any material respect when made;

(iii) the failure by the Seller or an Originator to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv) the failure to vest in the Investors or the Banks, as the case may be, (a) a perfected undivided percentage ownership interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, or (b) a perfected security interest as provided in Sections 2.10 and 2.14(b), in each case free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Collection Agent);

(vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;

(viii) any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

(ix) the commingling of Collections of Pool Receivables at any time with other funds;

(x) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or Related Security or Contract;

(xi) any failure of the Seller to comply with its covenants contained in this Agreement or any other Transaction Document; or

(xii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller therefrom shall be effective unless in a writing signed by the Agent, as agent for the Investors and the Banks (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Collection Agent in addition to the Agent, affect the rights or duties of the Collection Agent under this Agreement. Notwithstanding any other provision of this Section 10.01, Schedule IV hereto may be amended in accordance with the procedures set forth in Section 5.01(b). No failure on the part of the Investors, the Banks or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 10.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 10.03. Assignability. (a) This Agreement and the Investors’ rights and obligations herein (including ownership of each Receivable Interest) shall be assignable by the Investors and their successors and assigns (including, without limitation, pursuant to any Asset Purchase Agreement). Each assignor of a Receivable Interest or any interest therein shall notify the Agent and the Seller of any such assignment. Each assignor of a Receivable Interest or any interest therein may, in connection with any such assignment or participation, disclose to the assignee or participant any information relating to the Seller or an Originator, including the Receivables, furnished to such assignor by or on behalf of the Seller or by the Agent.

(b) Each Bank may assign to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests or interests therein owned by it); provided, however, that

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,

(ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $10,000,000 and (y) all of the assigning Bank’s Bank Commitment,

(iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement, together with a processing and recordation fee of $2,500, and

(iv) concurrently with such assignment, such assignor Bank shall assign to such assignee Bank or other Eligible Assignee an equal percentage of its rights and obligations under the Asset Purchase Agreement (or, if such assignor Bank is Citibank, it shall arrange for such assignee Bank or other Eligible Assignee to become a party to the Asset Purchase Agreement for a maximum Capital amount equal to the assignee’s Bank Commitment).

Upon such execution, delivery, acceptance and recording (pursuant to Section 10.03(c)), from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Bank hereunder and (y) the assigning Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(c) The Agent shall maintain at its address referred to in Section 10.02 of this Agreement a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Bank Commitment of, and aggregate outstanding Capital of Receivable Interests or interests therein owned by, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Originators, the Agent and the Banks may treat each person whose name is recorded in the Register as a Bank under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Collection Agent, any Originator, or any Bank at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Bank and an Eligible Assignee, the Agent shall, if such Assignment and Acceptance Agreement has been completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller.

(d) Notwithstanding any other provision of this Section 10.03, any Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement or under the Asset Purchase Agreement to secure obligations of such Bank to a Federal Reserve Bank, without notice to or consent of the Seller or the Agent; provided that no such pledge or grant of a security interest shall release a Bank from any of its obligations hereunder or under the Asset Purchase Agreement, as the case may be, or substitute any such pledgee or grantee for such Bank as a party hereto or to the Asset Purchase Agreement, as the case may be.

(e) Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and the Receivable Interests or interests therein owned by it); provided, however, that

(i) such Bank’s obligations under this Agreement (including, without limitation, its Bank Commitment to the Seller hereunder) shall remain unchanged,

(ii) such Bank shall remain solely responsible to the other parties to this Agreement for the performance of such obligations and

(iii) concurrently with such participation, the selling Bank shall sell to such bank or other entity a participation in an equal percentage of its rights and obligations under the Asset Purchase Agreement.

The Agent, the other Banks and the Seller shall have the right to continue to deal solely and directly with such selling Bank in connection with such Bank’s rights and obligations under this Agreement.

(f) This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns.

(g) The Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

(h) CAFCO may, without the consent of the Seller, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Receivable Interests); provided that following the sale of a participation under this Agreement (i) the obligations of CAFCO shall remain unchanged, (ii) CAFCO shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Seller, the Agent, and the Banks shall continue to deal solely and directly with CAFCO in connection with CAFCO’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which CAFCO sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that CAFCO will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the amount of Capital or Yield that is payable on account of any Receivable Interest or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Seller to the Agent (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. In the absence of such provision from any participation agreement or instrument, the restrictions set forth in the immediately foregoing sentence shall nevertheless apply to the rights of the applicable Participant. The Seller acknowledges and agrees that CAFCO’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.08, 2.09, 6.07, 9.01 and 10.04 and the other terms and provisions of this Agreement and the other Transaction Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to CAFCO shall be deemed also to include those of its Participants. CAFCO or the Agent may, in connection with any such participation, disclose to Participants and potential Participants any information relating to the Seller or the Originators, including the Receivables, furnished to CAFCO or the Agent by or on behalf of the Seller; provided that, prior to any such disclosure, such Participant or potential Participant agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 10.06 hereof. Any interest sold by CAFCO to a Bank or its designee under the Asset Purchase Agreement shall not be considered a participation for the purpose of this Section 10.03(h) (and the Bank or its designee shall not be considered a Participant as a result thereof).

SECTION 10.04. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 9.01 hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing and the other activities contemplated in Section 5.02) of this Agreement, any Asset Purchase Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, CNAI, CAFCO, Citibank, and their respective Affiliates with respect thereto and with respect to advising the Agent, CNAI, CAFCO, Citibank and their respective Affiliates as to their rights and remedies under this Agreement, and all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), of the Agent, CNAI, the Investors, the Banks and their respective Affiliates, in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder.

(b) In addition, the Seller shall pay (i) to the extent not included in the calculation of Yield, any and all commissions of placement agents and dealers in respect of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest, (ii) any and all reasonable costs and expenses of any issuing and paying agent or other Person responsible for the administration of CAFCO’s commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest, and (iii) any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(c) The Seller also shall pay on demand all other costs, expenses and taxes (excluding the cost of auditing CAFCO’s books by certified public accountants, the cost of rating CAFCO’s commercial paper by independent financial rating agencies, and income taxes) incurred by CAFCO or any partner of CAFCO (“Other Costs”), including the taxes (excluding income taxes) resulting from CAFCO’s operations, and the reasonable fees and out-of-pocket expenses of counsel for any partner of CAFCO with respect to advising as to rights and remedies under this Agreement, the enforcement of this Agreement or advising as to matters relating to CAFCO’s operations; provided that the Seller and any other Persons who from time to time sell receivables or interests therein to CAFCO (“Other Sellers”) each shall be liable for such Other Costs ratably in accordance with the usage under their respective facilities; and provided further that if such Other Costs are attributable to the Seller and not attributable to any Other Seller, the Seller shall be solely liable for such Other Costs.

SECTION 10.05. No Proceedings; Waiver of Consequential Damages. (a) Each of the Seller, the Agent, the Collection Agent, each Originator, each Investor, each Bank, each assignee of a Receivable Interest or any interest therein and each entity which enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against CAFCO any proceeding of the type referred to in Section 7.01(g) so long as any commercial paper or other senior indebtedness issued by CAFCO shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

(b) Each of the Originators, the Collection Agent and the Seller agree that no Indemnified Party shall have any liability to them or any of their securityholders or creditors in connection with this Agreement, the other Transaction Documents or the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

SECTION 10.06. Confidentiality. (a) The Seller, each Originator and the Collection Agent each agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; provided that this Agreement may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent, (ii) to the legal counsel and auditors of the Seller, the Originators and the Collection Agent if they agree to hold it confidential and (iii) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over the Seller, the Originators or the Collection Agent (including, without limitation, the filing of this Agreement with the SEC as an exhibit to an annual or quarterly report under the Securities Exchange Act of 1934); and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

(b) Notwithstanding any other provision herein or in any other Transaction Document, each Investor, each Bank and the Agent hereby confirms that the Seller, the Originator and the Collection Agent (and each employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and the other Transaction Documents.

SECTION 10.07. GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE INTERESTS OF THE INVESTORS AND THE BANKS IN THE RECEIVABLES, AND THE PRECEDING PURCHASE AGREEMENTS ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT SECTION 2.02(d) SHALL BE GOVERNED BY THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY.

SECTION 10.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 10.09. Survival of Termination. The provisions of Sections 2.08, 2.09, 6.07, 9.01, 10.04, 10.05 and 10.06 shall survive any termination of this Agreement.

SECTION 10.10. Consent to Jurisdiction. (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Seller, the Collection Agent and the Originators consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.02. Nothing in this Section 10.10 shall affect the right of the Investors, any Bank or the Agent to serve legal process in any other manner permitted by law.

SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

SECTION 10.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent or the Investors could purchase U.S. Dollars with such other currency at New York, New York on the Business Day preceding that on which final judgment is given.

(b) The obligation of the Seller in respect of any sum due from it to the Agent or the Investors hereunder shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Agent or the Investors (as the case may be) of any sum adjudged to be so due in such other currency the Agent or the Investors (as the case may be) may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due to the Agent or the Investors (as the case may be) in U.S. Dollars, the Seller agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Investors (as the case may be) against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to the Agent or the Investors (as the case may be) in U.S. Dollars, the Agent or the Investors (as the case may be) shall remit to the Seller such excess.

SECTION 10.13. Acknowledgment. Each of the parties hereto acknowledges and agrees that the amendment and restatement of the Existing RPA on the terms and conditions set forth herein shall not in any way affect any sales, transfers, assignments or security interest grants effected pursuant to the Original RPA or the Existing RPA or any representations, warranties, covenants or indemnities made by the Seller or the Collection Agent with respect to such sales, transfers, assignments or security interest grants or any rights or remedies of the Agent or the Investors with respect thereto. Each of the parties hereto confirms all sales, transfers, assignments and security interests effected pursuant to the Original RPA and the Existing RPA.

SECTION 10.14. Amendment to Fee Agreement; Termination of Undertaking Agreement. The relevant parties hereto hereby agree that, upon the effectiveness of the amendment and restatement of the Existing RPA pursuant to Section 3.03 hereof:

(a) the Fee Agreement shall be amended so that the reference to the Existing RPA in the first sentence of the Fee Agreement shall be deemed to be a reference to this Agreement, and each occurrence of the defined term “Receivables Purchase Agreement” in the Fee Letter shall be deemed to be a reference to this Agreement; and

(b) the relevant parties hereto agree that, upon the effectiveness of the amendment and restatement of the Existing RPA pursuant to Section 3.03 hereof, the Undertaking Agreement dated as of September 28, 2000 made by Ferro in favor of the Seller shall be terminated, provided, however, that all obligations relating to Receivables which were transferred to the Seller prior to such date shall remain in effect and are hereby ratified and confirmed.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	FERRO FINANCE CORPORATION
By: /s/ Karen Larsen
Name: Karen Larsen
Title: Assistant Treasurer
1789 Transelco Drive, Suite A
Pen Yan, NY 14527
Attention: Secretary
Facsimile No.: (315) 536-3826
INVESTOR:	CAFCO, LLC
By: Citicorp North America, Inc.,
as Attorney-in-Fact
By: /s/ Junette M. Earl
Name: Junette M. Earl
Title: Vice President
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No. 914-899-7890
AGENT:	CITICORPNORTH AMERICA, INC.,
as Agent
By: /s/ Junette M. Earl
Name: Junette M. Earl
Title: Vice President
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No. 914-899-7890
ORIGINATOR:	FERRO COLOR & GLASS CORPORATION
By: /s/ Cynthia M. Kerker
Name: Cynthia M. Kerker
Title: Treasurer
251 West Wylie Avenue
Washington, PA 16301
Attention: Treasurer
Facsimile No.: (216) 875-7237
ORIGINATOR:	FERRO PFANSTIEHL LABORATORIES, INC.
By: /s/ Cynthia M. Kerker
Name: Cynthia M. Kerker
Title: Treasurer
1219 Glen Rock Avenue
Waukegan, IL 60015
Attention: Treasurer
Facsimile No.: (216) 875-7237

FERRO CORPORATION
By: /s/ Cynthia M. Kerker
	Name:	Cynthia M. Kerker
	Title:	Treasurer
1000 Lakeside Avenue
ORIGINATOR AND		Cleveland, OH 44114
COLLECTION AGENT:		Attention:	Treasurer
	Facsimile No.:	(216) 875-7237
BANK:		CITIBANK, N.A.
By: /s/ Junette M. Earl
	Name:	Junette M. Earl
	Title:	Vice President
Percentage: 100%
450 Mamaroneck Avenue
Harrison, NY 10528
	Attention:	Global Securitization
Facsimile No. (914) 899-7890

Schedule II

Credit and Collection Policy

[See attached]
Schedule III-A

Approved OECD Countries

1.	United Kingdom

2.	Germany

3.	Netherlands

4.	Ireland

5.	Belgium

6.	France

7.	Italy

8.	Australia

9.	Japan

10.	Austria

11.	Switzerland

12.	Sweden

13.	Spain

14.	New Zealand

15.	Norway

16.	Denmark

Schedule III-B

Other Approved Jurisdictions

1.	South Korea

2.	Mexico

3.	Hungary

4.	Czech Republic

5.	Taiwan

6.	Israel

7.	Hong Kong

8.	Singapore

9.	Malaysia

10.	Slovenia

SCHEDULE IV

Seller UCC Information

Name:	Ferro Finance Corporation
Address:	1789 Transelco Drive, Suite A Pen Yan, NY 14527
Jurisdiction of Organization:	Ohio
UCC Filing Office:	Ohio Secretary of State

ANNEX G

Form of Collateral Advance Account Agreement

ACCOUNT CONTROL AGREEMENT

(Collateral Advance Account)

     , 200_

Citibank, N.A.

388 Greenwich Street

New York, NY 10013

Re:	Account: (the “Account”)

Ferro Finance Corporation (the “Seller”)

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Receivables Purchase Agreement dated as of April 1, 2008 among Ferro Corporation (“Ferro”), Ferro Color & Glass Corporation (“Ferro Color”), Ferro Pfanstiehl Laboratories, Inc. (“FPL”), Citibank, N.A., the Agent and the Seller (as such terms are herein defined) and the other parties thereto from time to time, as the same may be amended, supplemented, restated or otherwise modified from time to time, pursuant to which this Account Control Agreement (Collateral Advance Account) is made and entered into. In connection with certain transactions pursuant to which the Seller has acquired, directly or indirectly, certain accounts receivable (collectively, the “Receivables”) from Ferro, Ferro Color and FPL, and assigned undivided percentage interests in the Receivables to Citicorp North America, Inc., as agent (the “Agent”), the Seller, the Agent and you hereby acknowledge that Ferro (in its capacity as collection agent for the Agent) has established the Account in the name of the Seller, and the Seller has granted to the Agent, a security interest in, and exclusive control and irrevocable authority over, the Account. Pursuant to this Agreement, the Seller and the Agent desire to perfect the Agent’s security interest in the Account by providing the Agent with “control” (as such term is defined in Article 9 of the Uniform Commercial Code) of the Account.

In connection with the foregoing, each of Ferro, the Seller and the Agent hereby instruct you to transfer all funds deposited in the Account pursuant to instructions given to you by the Agent from time to time. Each of Ferro, the Seller, the Agent and you agree that from and after the date hereof you will comply with all such instructions given to you by the Agent and directing disposition of such funds in the Account without further consent by either of Ferro or the Seller.

In accordance with the preceding paragraph, the Agent hereby instructs you that from and after the date hereof unless and until the Agent notifies you to the contrary pursuant to a notice of effectiveness substantially in the form of Attachment I hereto, you shall make such transfers from the Account at such times and in such manner as Ferro, in its capacity as collection agent for the Agent, shall from time to time instruct (and such instructions may include an instruction to sweep funds on deposit in the Account pursuant to the Sweep Surplus Cash Management Agreement attached hereto as Attachment II). You are hereby further instructed, in each case, from and after the date hereof, (i) that the Account will be entitled “Citicorp North America, Inc., as Agent — Collateral Advance Account for the Ferro Receivables Purchase Agreement” and (ii) to permit Ferro (in its capacity as collection agent for the Agent), the Seller and the Agent to obtain upon request any information relating to the Account, including, without limitation, any information regarding the balance of or activity in the Account.

The Agent acts as agent for persons having a continuing interest in all of the monies, checks and other items of payment and their proceeds and all monies and earnings, if any, thereon in the Account, and you shall be the Agent’s agent for the purpose of holding and collecting such property. From and after the date hereof, the monies, checks, instruments and other items of payment mailed to, and the funds deposited into, the Account will not be subject to deduction, set-off, banker’s lien, security interest or any other right in favor of any person other than the Agent, except that (a) you may set off (i) all amounts due to you in respect of your customary fees and expenses for the routine maintenance and operation of the Account, (ii) the face amount of any checks or other items credited to the Account and thereafter returned for any reason and (iii) any funds credited to the Account in error, and (b) you may have a right of setoff, security interest or other lien in the funds deposited in the Account so long as such right of setoff (for amounts other than those described in the preceding clause (a)), security interest or other lien is in all respects junior and subordinate to that of the Agent and may not be exercised without the prior consent of the Agent.

This Agreement may not be terminated at any time by any of Ferro, the Seller or you, without the prior written consent of the Agent; provided, that you or the Agent may terminate this Agreement upon sixty (60) days’ prior written notice to the other parties. Upon any such termination, you shall transfer all funds in the Account to such account as has been designated by the Agent (the “Designated Account”) and keep the Account open for the limited purpose of accepting wire transfers during the 60-day period following such termination, any such funds received by you to be promptly transferred to the Designated Account. The Seller agrees to pay you on demand your reasonable costs and expenses incurred in complying with the provisions of the preceding sentence, and in the event the Seller does not so pay you, the Agent shall pay such costs and expenses within 30 days after its receipt of notice from you thereof, and the Seller shall promptly reimburse the Agent for any such payment. Following the 60-day period referred to in the second preceding sentence, you may close the Account. Neither this Agreement nor any provision hereof may be changed, amended, modified or waived orally but only by an instrument in writing signed by the Agent, you, Ferro, and the Seller.

You shall not assign or transfer your rights or obligations hereunder (other than to the Agent) without the prior written consent of the Agent and the Seller except that you may assign such rights or obligations to any of your affiliates, provided, you furnish Ferro, the Seller and the Agent with prompt written notice thereof. Subject to the preceding sentence, this Agreement shall be binding upon each of the parties hereto and their respective successors and assigns, and shall inure to the benefit of, and be enforceable by, the Agent, each of the parties hereto and their respective successors and assigns.

You will not be liable to Ferro, the Seller or the Agent for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to your performance under this Agreement other than those Damages which result directly from your acts or omissions constituting gross negligence or intentional misconduct, subject to the limits in the next succeeding sentence. Your liability is limited to direct money Damages actually incurred in an amount not exceeding the compensation for the services referred to herein during the month in which such acts or omissions occurred.

In no event will you be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits.

You will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of yours, if (i) such failure or delay is caused by circumstances beyond your reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or act, negligence or default of Ferro, the Seller or the Agent or (ii) such failure or delay resulted from your reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

Ferro hereby agrees to indemnify you against, and hold you harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorney’s fees and any fees and expenses incurred in enforcing this Agreement) in any way arising out of or relating to disputes or legal actions concerning this Agreement, the Account, or any money, check, instrument or other form of payment deposited or credited thereto. This paragraph does not apply to any cost or damage attributable to your gross negligence or intentional misconduct. The obligations of Ferro under this paragraph shall survive termination of this Agreement. You agree to notify the Seller, Ferro and the Agent in writing as soon as reasonably practicable after receipt by you of written notice of the commencement of any suit, proceeding or other action by a third party if a claim for indemnification in respect thereof may be made by you against Ferro under this paragraph; provided, however, that your failure to so notify the Seller and Ferro shall not in any way affect the obligations of Ferro or your rights under this paragraph.

Each party hereto hereby represents (solely as to itself) that the person signing this Agreement on its behalf is duly authorized by it to so sign.

You hereby represent that you have not, prior to the date hereof, entered into any agreement (unless such agreement has been terminated on or prior to the date hereof) pursuant to which you agreed that you would comply with instructions of any person (other than the Agent) directing disposition of the funds in the Account without further consent by Ferro or the Seller.

You agree to give the Agent and the Seller prompt notice if the Account becomes subject to any writ, judgment, warrant of attachment, execution or similar process.

You (in your capacity as the bank maintaining the Account, and not in any other capacity) agree that, prior to the date which is one year and one day after payment in full of all outstanding obligations of the Seller under the transactions referred to in the first paragraph of this Agreement, you will not institute against, or join any other person in instituting against, the Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the laws of the United States or any state of the United States.

Any notice, demand or other communication required or permitted to be given hereunder shall be in writing and may be personally served, telecopied or sent by courier service or United States mail and shall be deemed to have been given when received. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name below, or, as to each party, at such other address as may be designated by such party in a written notice to each other party.

This Agreement shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by, and construed in accordance with, the law of the State of New York. Your jurisdiction for purposes of Part 3 of UCC Article 9 is the State of New York.

[Remainder of page intentionally left blank]

Very truly yours,

FERRO FINANCE CORPORATION

By:
Name:
Title:

1789 Transelco Drive, Suite A
Pen Yan, NY 14527
Facsimile No.: (315) 536-3826

FERRO CORPORATION

By:
Name:
Title:

1000 Lakeside Avenue
Cleveland, OH 44114
Facsimile No. (216) 875-7237

CITICORP NORTH AMERICA, INC.,

as Agent

By:
Name:
Title:

450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No. 914-899-7890

ACKNOWLEDGED AND AGREED:

CITIBANK, N.A.

By:
Name:
Title:

Date:

388 Greenwich Street

New York, NY 10013

Attention:

Telecopy #:ATTACHMENT I

ACCOUNT CONTROL AGREEMENT

[FORM OF NOTICE OF EFFECTIVENESS]

VIA FACSIMILE TRANSMISSION
TO: DATED: ATTENTION:		Citibank, N.A. [Date]

	Re:	Account No. (the “Account”)

Gentlemen:

Pursuant to the Account Control Agreement among Ferro Finance Corporation, Ferro Corporation, us and you, dated as of      , 200     (the “Agreement”), we hereby notify you, effective as of the date of your receipt of this notice, to transfer at the close of each business day all funds deposited and collected in the Account to account number      at      or such other account as we may notify you from time to time.

CITICORP NORTH AMERICA, INC.,

as Agent

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

Citibank, N.A.

By:
Name:
Title:

Date:

388 Greenwich Street

New York, NY 10013

Attention:

Telecopy #:

003554, 000006, 102177287